Huntington Bancshares Incorporated
Condensed Consolidated Balance Sheets
(Unaudited)

	2011	2010
(dollar amounts in thousands, except number of shares)	September 30,	December 31,	September 30,
Assets
Cash and due from banks	$2,190,276	$847,888	$1,139,226
Interest-bearing deposits in banks	105,454	135,038	274,240
Trading account securities	85,711	185,404	138,677
Loans held for sale (includes $331,883, $754,117 and $699,001 respectively, measured at fair value) (1)	334,606	793,285	744,439
Available-for-sale and other securities	8,713,530	9,895,244	9,723,558
Held-to-maturity securities	658,250	—	—
Loans and leases (includes $344,529, $522,717 and $590,223 respectively, measured at fair value) (2)	39,011,894	38,106,507	37,500,587
Allowance for loan and lease losses	(1,019,710)	(1,249,008)	(1,336,352)
Net loans and leases	37,992,184	36,857,499	36,164,235
Bank owned life insurance	1,494,251	1,458,224	1,450,335
Premises and equipment	543,324	491,602	489,349
Goodwill	444,268	444,268	444,268
Other intangible assets	188,477	228,620	243,666
Accrued income and other assets	2,228,376	2,482,570	2,434,783
Total assets	$54,978,707	$53,819,642	$53,246,776
Liabilities and shareholders' equity
Liabilities
Deposits	$43,219,727	$41,853,898	$41,072,371
Short-term borrowings	2,224,986	2,040,732	1,859,134
Federal Home Loan Bank advances	14,157	172,519	23,643
Other long-term debt (includes $173,045, $356,089 and $422,294 respectively, measured at fair value) (2)	1,421,518	2,144,092	2,393,071
Subordinated notes	1,537,293	1,497,216	1,202,568
Accrued expenses and other liabilities	1,160,547	1,130,643	1,128,586
Total liabilities	49,578,228	48,839,100	47,679,373
Shareholders' equity
Preferred stock - authorized 6,617,808 shares;
5.00% Series B Non-voting, Cumulative Preferred Stock, par value
of $0.01 and liquidation value per share of $1,000	—	—	1,337,749
8.50% Series A Non-cumulative Perpetual Convertible Preferred
Stock, par value of $0.01 and liquidation value per share of $1,000	362,507	362,507	362,507
Common stock	8,652	8,642	7,180
Capital surplus	7,594,090	7,630,093	6,743,724
Less treasury shares, at cost	(10,161)	(8,771)	(8,969)
Accumulated other comprehensive loss	(80,404)	(197,496)	(28,396)
Retained (deficit) earnings	(2,474,205)	(2,814,433)	(2,846,392)
Total shareholders' equity	5,400,479	4,980,542	5,567,403
Total liabilities and shareholders' equity	$54,978,707	$53,819,642	$53,246,776

Common shares authorized (par value of $0.01)	1,500,000,000	1,500,000,000	1,500,000,000
Common shares issued	865,204,511	864,195,369	718,015,276
Common shares outstanding	864,074,883	863,319,435	717,132,197
Treasury shares outstanding	1,129,628	875,934	883,079
Preferred shares issued	1,967,071	1,967,071	1,967,071
Preferred shares outstanding	362,507	362,507	1,760,578

(1)	Amounts represent loans for which Huntington has elected the fair value option.

(2)	Amounts represent certain assets and liabilities of a consolidated VIE for which Huntington has elected the fair value option.

See Notes to Unaudited Condensed Consolidated Financial Statements

Huntington Bancshares Incorporated
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollar amounts in thousands, except per share amounts)	2011	2010	2011	2010
Interest and fee income
Loans and leases
Taxable	$430,032	$458,792	$1,292,259	$1,405,181
Tax-exempt	2,756	1,806	8,487	3,821
Available-for-sale and other securities
Taxable	47,947	61,438	160,201	180,039
Tax-exempt	2,321	2,725	7,517	8,675
Held-to-maturity securities - taxable	5,059	—	6,346	—
Other	2,881	9,908	10,200	19,385
Total interest income	490,996	534,669	1,485,010	1,617,101
Interest expense
Deposits	64,985	103,380	209,085	346,504
Short-term borrowings	932	945	2,737	1,936
Federal Home Loan Bank advances	234	601	669	2,848
Subordinated notes and other long-term debt	18,367	19,781	58,374	62,302
Total interest expense	84,518	124,707	270,865	413,590
Net interest income	406,478	409,962	1,214,145	1,203,511
Provision for credit losses	43,586	119,160	128,768	547,574
Net interest income after provision for credit losses	362,892	290,802	1,085,377	655,937
Service charges on deposit accounts	65,184	65,932	180,183	211,205
Mortgage banking income	12,791	52,045	59,310	122,613
Trust services income	29,473	26,997	90,607	83,161
Electronic banking income	32,714	28,090	93,228	81,334
Insurance income	17,220	19,801	51,564	56,735
Brokerage income	20,349	16,575	61,679	51,901
Bank owned life insurance income	15,644	14,091	48,065	44,953
Automobile operating lease income	5,890	11,356	22,044	35,501
Net gains on sales of investment securities	14	2,421	5,908	11,831
Impairment losses on investment securities:
Impairment recoveries (losses) on investment securities	(5,726)	27,775	5,368	24,568
Noncredit-related (recoveries) losses on securities not expected
to be sold (recognized in other comprehensive income)	4,362	(30,492)	(11,079)	(36,570)
Net impairment losses on investment securities	(1,364)	(2,717)	(5,711)	(12,002)
Other income	60,644	32,552	144,394	90,406
Total noninterest income	258,559	267,143	751,271	777,638
Personnel costs	226,835	208,272	664,433	586,789
Outside data processing and other services	49,602	38,553	133,773	118,305
Net occupancy	26,967	26,718	82,288	81,192
Deposit and other insurance expense	17,492	23,406	59,211	74,228
Professional services	20,281	20,672	53,826	67,757
Equipment	22,262	21,651	66,660	63,860
Marketing	22,251	20,921	59,248	49,756
Amortization of intangibles	13,387	15,145	40,143	45,432
OREO and foreclosure expense	4,668	12,047	12,997	28,547
Automobile operating lease expense	4,386	9,159	16,656	28,892
Other expense	30,987	30,765	108,991	94,455
Total noninterest expense	439,118	427,309	1,298,226	1,239,213
Income before income taxes	182,333	130,636	538,422	194,362
Provision for income taxes	38,942	29,690	122,667	4,915
Net income	143,391	100,946	415,755	189,447
Dividends on preferred shares	7,703	29,495	23,110	88,278
Net income applicable to common shares	$135,688	$71,451	$392,645	$101,169
Average common shares - basic	863,911	716,911	863,542	716,604
Average common shares - diluted	867,633	719,567	867,446	719,182
Per common share:
Net income - basic	$0.16	$0.10	$0.45	$0.14
Net income - diluted	0.16	0.10	0.45	0.14
Cash dividends declared	0.04	0.01	0.06	0.03

See Notes to Unaudited Condensed Consolidated Financial Statements

Huntington Bancshares Incorporated
Condensed Consolidated Statements of Changes in Shareholders' Equity
(Unaudited)

(All amounts in thousands,										Accumulated
except for per	Preferred Stock									Other	Retained
share	Series B		Series A		Common Stock		Capital	Treasury Stock		Comprehensive	Earnings
amounts)	Shares	Amount	Shares	Amount	Shares	Amount	Surplus	Shares	Amount	Loss	(Deficit)	Total
Nine Months Ended September 30, 2010
Balance, beginning of period	1,398	$1,325,008	363	$362,507	716,741	$7,167	$6,731,796	(980)	$(11,465)	$(156,985)	$(2,922,026)	$5,336,002
Cumulative effect of change in accounting
principle for consolidation of variable interest entities,
net of tax of $3,980										(4,249)	(3,462)	(7,711)
Balance, beginning of period - as adjusted	1,398	$1,325,008	363	$362,507	716,741	$7,167	$6,731,796	(980)	$(11,465)	(161,234)	$(2,925,488)	$5,328,291
Comprehensive Income:
Net income											189,447	189,447
Noncredit-related impairment recoveries
(losses) on debt securities not expected
to be sold										23,771		23,771
Unrealized net gains (losses) on
available-for-sale and other securities arising
during the period, net of reclassification
for net realized gains										88,428		88,428
Unrealized gains (losses) on cash flow hedging
derivatives Change in										17,141		17,141
accumulated unrealized losses for pension
and other post-retirement obligations										3,498		3,498
Total comprehensive income												322,285
Issuance of common stock					537	5	2,264					2,269
Preferred Series B stock discount accretion		12,741									(12,741)	—
Cash dividends declared:
Common ($0.03 per share)											(21,505)	(21,505)
Preferred Series B ($37.50 per share)											(52,427)	(52,427)
Preferred Series A ($63.75 per share)											(23,110)	(23,110)
Recognition of the fair value of share-based compensation						3	11,410					11,413

Other share-based compensation activity					737	5	457				(525)	(63)
Other							(2,203)	97	2,496		(43)	250
Balance, end of period	1,398	$1,337,749	363	$362,507	718,015	$7,180	$6,743,724	(883)	$(8,969)	$(28,396)	$(2,846,392)	$5,567,403
Nine Months Ended September 30, 2011
Balance, beginning of period	—	$—	363	$362,507	864,195	$8,642	$7,630,093	(876)	$(8,771)	$(197,496)	$(2,814,433)	$4,980,542
Comprehensive Income:
Net income											415,755	415,755
Noncredit-related impairment recoveries
(losses) on debt securities not expected
to be sold										7,201		7,201
Unrealized net gains (losses) on
available-for-sale and other securities
arising during the period, net of
reclassification for net realized gains										85,906		85,906
Unrealized gains (losses) on cash flow
hedging derivatives										16,183		16,183
Change in accumulated unrealized
losses for pension and other post-retirement
obligations										7,802		7,802
Total comprehensive income												532,847
Repurchase of warrants convertible to
common stock							(49,100)					(49,100)
Cash dividends declared:
Common ($0.06 per share)											(51,869)	(51,869)
Preferred Series A ($63.75 per share)											(23,110)	(23,110)
Recognition of the fair value of share-based compensation							13,986					13,986
Other share-based compensation activity					1,010	10	(552)				(279)	(821)
Other							(337)	(254)	(1,390)		(269)	(1,996)
Balance, end of period	—	$—	363	$362,507	865,205	$8,652	$7,594,090	(1,130)	$(10,161)	$(80,404)	$(2,474,205)	$5,400,479

See Notes to Unaudited Condensed Consolidated Financial Statements

Huntington Bancshares Incorporated
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended
	September 30,
(dollar amounts in thousands)	2011	2010
Operating activities
Net income	$415,755	$189,447
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	128,768	547,574
Depreciation and amortization	213,084	209,070
Change in current and deferred income taxes	54,280	175,715
Net sales (purchases) of trading account securities	99,693	(55,020)
Originations of loans held for sale	(1,697,186)	(2,468,265)
Principal payments on and proceeds from loans held for sale	2,121,284	2,213,303
Securities (gains) losses	(197)	171
Other, net	51,233	54,121
Net cash provided by (used for) operating activities	1,386,714	866,116
Investing activities
Increase (decrease) in interest bearing deposits in banks	45,052	22,754
Proceeds from:
Maturities and calls of available-for-sale and other securities	1,596,552	2,639,403
Maturities of held-to-maturity securities	14,238	—
Sales of available-for-sale and other securities	2,804,769	3,120,777
Purchases of available-for-sale and other securities	(3,578,931)	(6,610,248)
Purchases of held-to-maturity securities	(204,188)	—
Net proceeds from sales of loans	1,493,056	685,592
Net loan and lease activity, excluding sales	(2,725,678)	(1,744,418)
Proceeds from sale of operating lease assets	50,461	17,585
Purchases of premises and equipment	(102,431)	(45,951)
Proceeds from sales of other real estate	48,901	78,073
Other, net	(59,763)	1,917
Net cash provided by (used for) investing activities	(617,962)	(1,834,516)
Financing activities
Increase (decrease) in deposits	1,358,146	563,474
Increase (decrease) in short-term borrowings	193,901	893,501
Maturity/redemption of subordinated notes	(5,000)	(83,870)
Proceeds from Federal Home Loan Bank advances	200,000	450,000
Maturity/redemption of Federal Home Loan Bank advances	(358,509)	(595,536)
Maturity/redemption of long-term debt	(714,942)	(544,250)
Repurchase of Warrant to the Treasury	(49,100)	—
Dividends paid on preferred stock	(23,110)	(75,537)
Dividends paid on common stock	(27,042)	(21,437)
Other, net	(708)	(63)
Net cash provided by (used for) financing activities	573,636	586,282
Increase (decrease) in cash and cash equivalents	1,342,388	(382,118)
Cash and cash equivalents at beginning of period	847,888	1,521,344
Cash and cash equivalents at end of period	$2,190,276	$1,139,226
Supplemental disclosures:
Income taxes paid (refunded)	$68,366	$(148,518)
Interest paid	276,915	435,272
Non-cash activities
Dividends accrued, paid in subsequent quarter	40,742	23,373

See Notes to Unaudited Condensed Consolidated Financial Statements

Huntington Bancshares Incorporated
Notes to Unaudited Condensed Consolidated Financial Statements

1.  BASIS OF PRESENTATION

The accompanying Unaudited Condensed Consolidated Financial Statements of Huntington reflect all adjustments consisting of normal recurring accruals which are, in the opinion of Management, necessary for a fair presentation of the consolidated financial position, the results of operations, and cash flows for the periods presented.  These Unaudited Condensed Consolidated Financial Statements have been prepared according to the rules and regulations of the SEC and, therefore, certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been omitted.  The Notes to Consolidated Financial Statements appearing in Huntington’s 2010 Form 10-K, which include descriptions of significant accounting policies, as updated by the information contained in this report, should be read in conjunction with these interim financial statements.

For statement of cash flows purposes, cash and cash equivalents are defined as the sum of “Cash and due from banks” which includes amounts on deposit with the Federal Reserve and “Federal funds sold and securities purchased under resale agreements.”

In conjunction with applicable accounting standards, all material subsequent events have been either recognized in the Unaudited Condensed Consolidated Financial Statements or disclosed in the Notes to Unaudited Condensed Consolidated Financial Statements.

2.  ACCOUNTING STANDARDS UPDATE

Accounting Standards Update (ASU) 2010-6 – Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. The ASU amends Subtopic 820-10 with new disclosure requirements and clarification of existing disclosure requirements.  New disclosures include the amount of significant transfers in and out of levels 1 and 2 fair value measurements and the reasons for the transfers.  In addition, the reconciliation for level 3 activity is required on a gross rather than net basis.  The ASU provides additional guidance related to the level of disaggregation in determining classes of assets and liabilities and disclosures about inputs and valuation techniques.  The amendments are effective for annual or interim reporting periods beginning after December 15, 2009, except for the requirement to provide the reconciliation for level 3 activity on a gross basis which is effective for annual or interim reporting periods beginning after December 15, 2010 (See Note 13).

ASU 2010-20 – Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses.  The ASU requires expanded disclosure about the credit quality of the loan portfolio in the notes to financial statements, such as aging information and credit quality indicators.  Both new and existing disclosures must be disaggregated by portfolio segment or class.  The disaggregation of information is based on how the lender develops its ACL and how it manages its credit exposure.  The disclosures related to period-end balances are effective for annual or interim reporting periods ending after December 15, 2010, and were first included in the 2010 Form 10-K. The disclosures of activity that occurs during the reporting period are effective for annual or interim reporting periods beginning after December 15, 2010 (See Note 3).

ASU 2011-02 — Receivables (Topic 310), A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring. The ASU amends Subtopic 310-40 to clarify existing guidance related to a creditor’s evaluation of whether a restructuring of debt is considered a TDR.  The amendments add additional clarity in determining whether a creditor has granted a concession and whether a debtor is experiencing financial difficulties.  The updated guidance and related disclosure requirements are effective for financial statements issued for the first interim or annual period beginning on or after June 15, 2011, and should be applied retroactively to the beginning of the annual period of adoption (See Note 3).  The amendment did not have a material impact on Huntington’s Condensed Consolidated Financial Statements.

ASU 2011-03 — Transfers and Servicing (Topic 860), Reconsideration of Effective Control for Repurchase Agreements.  The ASU amends Topic 860 to remove from the assessment of effective control (1) the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee, and (2) the collateral maintenance implementation guidance related to that criterion.  The updated guidance and requirements are effective for financial statements issued for the first interim or annual period beginning after December 15, 2011, and should be applied prospectively to transactions or modifications of existing transactions that occur on or after the effective date. Early adoption is not permitted.  Management does not believe the amendment will have a material impact on Huntington’s Condensed Consolidated Financial Statements.

ASU 2011-04 — Fair Value Measurement (Topic 820), Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.  The ASU amends Topic 820 to add both additional clarifications to existing fair value measurement and disclosure requirements and changes to existing principles and disclosure guidance.  Clarifications were made to the relevancy of the highest and best use valuation concept, measurement of an instrument classified in an entity’s shareholder’s equity and disclosure of quantitative information about the unobservable inputs for level 3 fair value measurements.  Changes to existing principles and disclosures included measurement of financial instruments managed within a portfolio, the application of premiums and discounts in fair value measurement, and additional disclosures related to fair value measurements. The updated guidance and requirements are effective for financial statements issued for the first interim or annual period beginning after December 15, 2011, and should be applied prospectively.  Early adoption is permitted.  Management does not believe the principle amendments will have a material impact on Huntington’s Condensed Consolidated Financial Statements.

ASU 2011-05 — Other Comprehensive Income (Topic 220), Presentation of Comprehensive Income.  The ASU amends Topic 220 to require an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements.  An entity is also required to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement(s) where the components of net income and the components of other comprehensive income are presented.  The amendments do not change items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income, only the format for presentation.  The updated guidance and requirements are effective for financial statements issued for the fiscal years, and the interim periods within those years, beginning after December 15, 2011.  The amendments should be applied retrospectively.  On October 21, 2011, the FASB exposed a proposed deferral of the requirement that companies present reclassification adjustments for each component of OCI in both net income and OCI on the face of the financial statements.  Early adoption is permitted.  Management is currently evaluating the impact of the guidance on Huntington’s Condensed Consolidated Financial Statements.

ASU 2011-08 — Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment.  The ASU amends Topic 350 to permit an entity the option to first assess qualitative factors to determine whether it is more likely than not (50% threshold) that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test.  The amendments are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity’s financial statements for the most recent annual or interim period have not yet been issued.   Management has decided to adopt the ASU as of September 30, 2011 (See Note 7).

3.  LOANS / LEASES AND ALLOWANCE FOR CREDIT LOSSES

Loan and Lease Portfolio Composition

The following table provides a detail listing of Huntington’s loan and lease portfolio at September 30, 2011, December 31, 2010, and September 30, 2010:

	September 30,	December 31,	September 30,
(dollar amounts in thousands)	2011	2010	2010
Loans and leases:
Commercial and industrial	$13,938,885	$13,063,293	$12,424,529
Commercial real estate	5,934,444	6,651,156	6,912,573
Automobile	5,558,415	5,614,711	5,385,196
Home equity	8,078,887	7,713,154	7,689,420
Residential mortgage	4,986,023	4,500,366	4,511,272
Other consumer	515,240	563,827	577,597
Loans and leases	39,011,894	38,106,507	37,500,587
Allowance for loan and lease losses	(1,019,710)	(1,249,008)	(1,336,352)
Net loans and leases	$37,992,184	$36,857,499	$36,164,235

As shown in the table above, the primary loan and lease portfolios are:  C&I, CRE, automobile, home equity, residential mortgage, and other consumer.  For ACL purposes, these portfolios are further disaggregated into classes.  The classes within the C&I portfolio are: owner occupied and other C&I.  The classes within the CRE portfolio are:  retail properties, multi family, office, industrial and warehouse, and other CRE.  The classes within the home equity portfolio are: first-lien loans and second-lien loans.  The automobile, residential mortgage, and other consumer portfolios are not further segregated into classes.

Pledged Loans and Leases

The Bank has access to the Federal Reserve’s discount window and advances from the FHLB – Cincinnati.  As of September 30, 2011, these borrowings and advances are secured by $18.1 billion of loans and securities.

Loan Purchases and Sales

The following table summarizes significant portfolio loan purchase and sale activity for the nine-month period ended September 30, 2011:

	Commercial and Industrial	Commercial Real Estate	Automobile		Home Equity	Residential Mortgage	Other Consumer	Total
(dollar amounts in thousands)

Portfolio loans purchased during the:
Three-month period ended September 30, 2011	$—	$—	$59,578	(1)	$—	$—	$—	$59,578
Nine-month period ended September 30, 2011	—	—	59,578	(1)	—	—	—	59,578

Portfolio loans sold or transferred to loans held for sale during the:
Three-month period ended September 30, 2011	48,530	—	1,000,033		—	—	—	1,048,563
Nine-month period ended September 30, 2011	204,012	56,123	1,000,033		—	170,757	—	1,430,925

(1)	Reflected the purchase of $59.6 million of automobile loans as a result of exercising a clean-up call option related to loans previously sold under Huntington's automobile loan sale program.

NALs and Past Due Loans

Loans are considered past due when the contractual amounts due with respect to principal and interest are not received within 30 days of the contractual due date.

Any loan in any portfolio may be placed on nonaccrual status prior to the policies described below when collection of principal or interest is in doubt.

All classes within the C&I and CRE portfolios are placed on nonaccrual status at no greater than 90-days past due.  Residential mortgage loans are placed on nonaccrual status at 150-days past due, with the exception of residential mortgages guaranteed by government organizations which continue to accrue interest.  First-lien and second-lien home equity portfolio are placed on nonaccrual status at 150-days past due and 120-days past due, respectively.  Automobile and other consumer loans are not placed on nonaccrual status, but are generally charged-off when the loan is 120-days past due.  For all classes within all loan portfolios, when a loan is placed on nonaccrual status, any accrued interest income is reversed with current year accruals charged to interest income, and prior year amounts charged-off as a credit loss.

For all classes within all loan portfolios, cash receipts received on NALs are applied entirely against principal until the loan or lease has been collected in full, after which time any additional cash receipts are recognized as interest income.

Regarding all classes within all portfolios, when, in Management’s judgment, the borrower’s ability to make required principal and interest payments resumes and collectability is no longer in doubt, and the loan has been brought current with respect to principal and interest, the loan or lease is returned to accrual status.  For these loans that have been returned to accrual status, cash receipts are applied according to the contractual terms of the loan.

The following table presents NALs by loan class:

	2011	2010
(dollar amounts in thousands)	September 30,	December 31,
Commercial and industrial:
Owner occupied	$98,998	$138,822
Other commercial and industrial	110,634	207,898
Total commercial and industrial	209,632	346,720

Commercial real estate:
Retail properties	51,342	96,644
Multi family	38,301	44,819
Office	37,010	47,950
Industrial and warehouse	49,102	39,770
Other commercial real estate	81,331	134,509
Total commercial real estate	257,086	363,692

Automobile	—	—
Home equity:
Secured by first-lien	17,771	10,658
Secured by second-lien	19,385	11,868
Residential mortgage	61,129	45,010
Other consumer	—	—
Total nonaccrual loans	$565,003	$777,948

The following table presents an aging analysis of loans and leases, including past due loans, by loan class: (1)

September 30, 2011
(dollar amounts in thousands)	Past Due						90 or more days past due
	30-59 Days	60-89 Days	90 or more days	Total	Current	Total Loans and Leases	and accruing
Commercial and industrial:
Owner occupied	$16,165	$7,883	$63,265	$87,313	$3,890,718	$3,978,031	$—
Other commercial and industrial	16,426	7,776	63,410	87,612	9,873,242	9,960,854	—
Total commercial and industrial	$32,591	$15,659	$126,675	$174,925	$13,763,960	$13,938,885	$—

Commercial real estate:
Retail properties	$9,160	$8,919	$33,148	$51,227	$1,597,313	$1,648,540	$—
Multi family	7,884	1,181	27,229	36,294	968,020	1,004,314	—
Office	1,252	706	31,729	33,687	977,554	1,011,241	—
Industrial and warehouse	2,775	1,175	25,384	29,334	704,663	733,997	—
Other commercial real estate	12,862	13,166	59,853	85,881	1,450,471	1,536,352	—
Total commercial real estate	$33,933	$25,147	$177,343	$236,423	$5,698,021	$5,934,444	$—

Automobile	$38,866	9,699	$5,722	$54,287	$5,504,128	$5,558,415	$5,722
Home equity:
Secured by first-lien	20,043	8,972	27,333	56,348	3,532,416	3,588,764	9,561
Secured by second-lien	29,642	15,108	30,243	74,993	4,415,130	4,490,123	10,859
Residential mortgage	144,074	46,791	172,435	363,300	4,622,723	4,986,023	117,263	(2)
Other consumer	6,455	1,972	2,033	10,460	504,780	515,240	2,033

December 31, 2010
(dollar amounts in thousands)	Past Due						90 or more days past due
	30-59 Days	60-89 Days	90 or more days	Total	Current	Total Loans and Leases	and accruing

Commercial and industrial:
Owner occupied	$16,393	$9,084	$80,114	$105,591	$3,717,872	$3,823,463	$—
Other commercial and industrial	34,723	35,698	110,491	180,912	9,058,918	9,239,830	—
Total commercial and industrial	$51,116	$44,782	$190,605	$286,503	$12,776,790	$13,063,293	$—

Commercial real estate:
Retail properties	$23,726	$694	$72,856	$97,276	$1,664,941	$1,762,217	$—
Multi family	8,993	8,227	31,519	48,739	1,072,877	1,121,616	—
Office	20,888	6,032	36,401	63,321	1,059,806	1,123,127	—
Industrial and warehouse	4,073	7,782	13,006	24,861	828,091	852,952	—
Other commercial real estate	45,792	9,243	91,718	146,753	1,644,491	1,791,244	—
Total commercial real estate	$103,472	$31,978	$245,500	$380,950	$6,270,206	$6,651,156	$—

Automobile	$47,981	$12,246	$7,721	$67,948	$5,546,763	$5,614,711	$7,721
Home equity:
Secured by first-lien	14,810	8,166	18,630	41,606	2,999,146	3,040,752	7,972
Secured by second-lien	36,488	16,551	27,392	80,431	4,591,971	4,672,402	15,525
Residential mortgage	115,290	57,580	197,280	370,150	4,130,216	4,500,366	152,271	(3)
Other consumer	7,204	2,280	2,456	11,940	551,887	563,827	2,456

(1)	NALs are included in this aging analysis based on the loan's past due status.

(2)	Includes $84,413 thousand guaranteed by the U.S. government.

(3)	Includes $98,288 thousand guaranteed by the U.S. government.

Allowance for Credit Losses

Huntington maintains two reserves, both of which reflect Management’s judgment regarding the appropriate level necessary to absorb credit losses inherent in our loan and lease portfolio: the ALLL and the AULC. Combined, these reserves comprise the total ACL.  The determination of the ACL requires significant estimates, including the timing and amounts of expected future cash flows on impaired loans and leases, consideration of current economic conditions, and historical loss experience pertaining to pools of homogeneous loans and leases, all of which may be susceptible to change.

The appropriateness of the ACL is based on Management’s current judgments about the credit quality of the loan portfolio.  These judgments consider on-going evaluations of the loan and lease portfolio, including such factors as the differing economic risks associated with each loan category, the financial condition of specific borrowers, the level of delinquent loans, the value of any collateral and, where applicable, the existence of any guarantees or other documented support. Further, Management evaluates the impact of changes in interest rates and overall economic conditions on the ability of borrowers to meet their financial obligations when quantifying our exposure to credit losses and assessing the appropriateness of our ACL at each reporting date. In addition to general economic conditions and the other factors described above, additional factors also considered include: the impact of declining residential real estate values; the diversification of CRE loans, particularly loans secured by retail properties; and the amount of C&I loans to businesses in areas of Ohio and Michigan that have historically experienced less economic growth compared with other footprint markets.   Also, the ACL assessment includes the on-going assessment of credit quality metrics, and a comparison of certain ACL benchmarks to current performance.  Management’s determinations regarding the appropriateness of the ACL are reviewed and approved by the Company’s board of directors.

The ACL is increased through a provision for credit losses that is charged to earnings, based on Management’s quarterly evaluation of the factors previously mentioned, and is reduced by charge-offs, net of recoveries, and the ACL associated with securitized or sold loans.

The ALLL consists of two components: (1) the transaction reserve, which includes specific reserves related to loans considered to be impaired and loans involved in troubled debt restructurings, and (2) the general reserve.   The transaction reserve component includes both (1) an estimate of loss based on pools of commercial and consumer loans and leases with similar characteristics and (2) an estimate of loss based on an impairment review of each C&I and CRE loan greater than $1 million. For the C&I and CRE portfolios, the estimate of loss based on pools of loans and leases with similar characteristics is made by applying a PD factor and a LGD factor to each individual loan based on a continuously updated loan grade, using a standardized loan grading system.  The PD factor and an LGD factor are determined for each loan grade using statistical models based on historical performance data. The PD factor considers on-going reviews of the financial performance of the specific borrower, including cash flow, debt-service coverage ratio, earnings power, debt level, and equity position, in conjunction with an assessment of the borrower’s industry and future prospects.  The LGD factor considers analysis of the type of collateral and the relative LTV ratio.  These reserve factors are developed based on credit migration models that track historical movements of loans between loan ratings over time and a combination of long-term average loss experience of our own portfolio and external industry data using a 24-month calculation period.

In the case of more homogeneous portfolios, such as automobile loans, home equity loans, and residential mortgage loans, the determination of the transaction reserve also incorporates PD and LGD factors, however, the estimate of loss is based on pools of loans and leases with similar characteristics.  The PD factor considers current credit scores unless the account is delinquent, in which case a higher PD factor is used.  The credit score provides a basis for understanding the borrowers past and current payment performance, and this information is used to estimate expected losses over the subsequent 12-month period.  The performance of first-lien loans ahead of our second-lien loans is available to use as part of our updated score process.  The LGD factor considers analysis of the type of collateral and the relative LTV ratio.  Credit scores, models, analyses, and other factors used to determine both the PD and LGD factors are updated frequently to capture the recent behavioral characteristics of the subject portfolios, as well as any changes in loss mitigation or credit origination strategies, and adjustments to the reserve factors are made as needed.

The general reserve consists of economic reserve and risk-profile reserve components.  The economic reserve component considers the potential impact of changing market and economic conditions on portfolio performance.  The risk-profile component considers items unique to our structure, policies, processes, and portfolio composition, as well as qualitative measurements and assessments of the loan portfolios including, but not limited to, management quality, concentrations, portfolio composition, industry comparisons, and internal review functions.

The estimate for the AULC is determined using the same procedures and methodologies as used for the ALLL.  The loss factors used in the AULC are the same as the loss factors used in the ALLL while also considering a historical utilization of unused commitments.  The AULC is reflected in accrued expenses and other liabilities in the Unaudited Condensed Consolidated Balance Sheet.

The following table presents ALLL and AULC activity by portfolio segment for the three-month and nine-month periods ended September 30, 2011:

	Commercial and Industrial	Commercial Real Estate	Automobile	Home Equity	Residential Mortgage	Other Consumer	Total
(dollar amounts in thousands)
Three-month period ended September 30, 2011:
ALLL balance, beginning of period	$281,016	$463,874	$55,428	$146,444	$98,992	$25,372	$1,071,126
Loan charge-offs	(28,624)	(29,621)	(8,087)	(27,916)	(13,422)	(8,229)	(115,899)
Recoveries of loans previously charged-off	10,733	5,181	4,224	1,694	1,860	1,652	25,344
Provision for loan and lease losses	22,129	(20,539)	4,565	19,394	11,544	8,774	45,867
Allowance for loans sold or transferred to loans held for sale	—	—	(6,728)	—	—	—	(6,728)

ALLL balance, end of period	$285,254	$418,895	$49,402	$139,616	$98,974	$27,569	$1,019,710

AULC balance, beginning of period	$31,341	$6,632	$—	$2,249	$1	$837	$41,060
Provision for unfunded loan commitments and letters of credit	(882)	(1,316)	—	(67)	—	(16)	(2,281)

AULC balance, end of period	$30,459	$5,316	$—	$2,182	$1	$821	$38,779

ACL balance, end of period	$315,713	$424,211	$49,402	$141,798	$98,975	$28,390	$1,058,489

Nine-month period ended September 30, 2011:

ALLL balance, beginning of period	$340,614	$588,251	$49,488	$150,630	$93,289	$26,736	$1,249,008
Loan charge-offs	(110,590)	(146,991)	(24,939)	(83,598)	(53,773)	(23,716)	(443,607)
Recoveries of loans previously charged-off	31,804	27,273	14,109	5,220	6,824	5,205	90,435
Provision for loan and lease losses	23,426	(49,638)	17,472	67,364	54,148	19,344	132,116
Allowance for loans sold or transferred to loans held for sale	—	—	(6,728)	—	(1,514)	—	(8,242)

ALLL balance, end of period	$285,254	$418,895	$49,402	$139,616	$98,974	$27,569	$1,019,710

AULC balance, beginning of period	$32,726	$6,158	$—	$2,348	$1	$894	$42,127
Provision for unfunded loan commitments and letters of credit	(2,267)	(842)	—	(166)	—	(73)	(3,348)

AULC balance, end of period	$30,459	$5,316	$—	$2,182	$1	$821	$38,779

ACL balance, end of period	$315,713	$424,211	$49,402	$141,798	$98,975	$28,390	$1,058,489

Any loan in any portfolio may be charged-off prior to the policies described below if a loss confirming event has occurred.  Loss confirming events include, but are not limited to, bankruptcy (unsecured), continued delinquency, foreclosure, or receipt of an asset valuation indicating a collateral deficiency and that asset is the sole source of repayment.

C&I and CRE loans are either charged-off or written down to net realizable value at 90-days past due.  Automobile loans and other consumer loans are charged-off at 120-days past due.  First-lien and second-lien home equity loans are charged-off to the estimated fair value of the collateral at 150-days past due and 120-days past due, respectively.  Residential mortgages are charged-off to the estimated fair value of the collateral at 150-days past due.

Credit Quality Indicators

To facilitate the monitoring of credit quality for C&I and CRE loans, and for purposes of determining an appropriate ACL level for these loans, Huntington utilizes the following categories of credit grades:

Pass = Higher quality loans that do not fit any of the other categories described below.

OLEM = Potentially weak loans.  The credit risk may be relatively minor yet represent a risk given certain specific circumstances.  If the potential weaknesses are not monitored or mitigated, the loan  may weaken or inadequately protect Huntington’s position in the future.

Substandard = Inadequately protected loans by the borrower’s ability to repay, equity, and/or the collateral pledged to secure the loan.  These loans have identified weaknesses that could hinder normal repayment or collection of the debt.  It is likely Huntington will sustain some loss if any identified weaknesses are not mitigated.

Doubtful = Loans that have all of the weaknesses inherent in those loans classified as Substandard, with the added elements of the full collection of the loan is improbable and that the possibility of loss is high.

The categories above, which are derived from standard regulatory rating definitions, are assigned upon initial approval of the loan or lease and subsequently updated as appropriate.

Commercial loans categorized as OLEM, Substandard, or Doubtful are considered Criticized loans.  Commercial loans categorized as Substandard or Doubtful are also considered Classified loans.

For all classes within all consumer loan portfolios, each loan is assigned a specific PD factor that is generally based on the borrower’s most recent credit bureau score (FICO), which we update quarterly.  A FICO credit bureau score is a credit score developed by Fair Isaac Corporation based on data provided by the credit bureaus.  The FICO credit bureau score is widely accepted as the standard measure of consumer credit risk used by lenders, regulators, rating agencies, and consumers.  The higher the FICO credit bureau score, the higher likelihood of repayment and therefore, an indicator of lower credit risk.

The following table presents loan and lease balances by credit quality indicator:

	September 30, 2011
	Credit Risk Profile by UCS classification
(dollar amounts in thousands)	Pass	OLEM	Substandard	Doubtful	Total
Commercial and industrial:
Owner occupied	$3,531,028	$108,665	$337,037	$1,301	$3,978,031
Other commercial and industrial	9,318,615	204,594	432,760	4,885	9,960,854
Total commercial and industrial	$12,849,643	$313,259	$769,797	$6,186	$13,938,885

Commercial real estate:
Retail properties	$1,303,839	$133,512	$211,189	$-	$1,648,540
Multi family	849,886	52,630	101,548	250	1,004,314
Office	849,981	91,098	70,034	128	1,011,241
Industrial and warehouse	634,183	26,074	73,740	-	733,997
Other commercial real estate	1,094,653	107,116	333,876	707	1,536,352
Total commercial real estate	$4,732,542	$410,430	$790,387	$1,085	$5,934,444

	Credit Risk Profile by FICO score (1)
	750+	650-749	<650	Other (2)	Total
Automobile	$2,552,438	$2,200,114	$697,307	$108,556	$5,558,415
Home equity:
Secured by first-lien	2,039,431	1,219,344	318,745	11,244	3,588,764
Secured by second-lien	2,168,899	1,686,926	633,704	594	4,490,123
Residential mortgage	2,301,637	1,731,554	718,477	234,355	4,986,023
Other consumer	196,729	212,512	84,725	21,274	515,240

	December 31, 2010
	Credit Risk Profile by UCS classification
(dollar amounts in thousands)	Pass	OLEM	Substandard	Doubtful	Total
Commercial and industrial:
Owner occupied	$3,265,266	$159,398	$392,969	$5,830	$3,823,463
Other commercial and industrial	8,434,969	264,679	524,867	15,315	9,239,830
Total commercial and industrial	$11,700,235	$424,077	$917,836	$21,145	$13,063,293

Commercial real estate:
Retail properties	$1,283,667	$128,067	$350,478	$5	$1,762,217
Multi family	898,935	78,577	143,689	415	1,121,616
Office	867,970	122,173	132,833	151	1,123,127
Industrial and warehouse	668,452	72,177	112,323	-	852,952
Other commercial real estate	1,220,708	88,288	481,136	1,112	1,791,244
Total commercial real estate	$4,939,732	$489,282	$1,220,459	$1,683	$6,651,156

	Credit Risk Profile by FICO score (1)
	750+	650-749	<650	Other (2)	Total
Automobile	$2,516,130	$2,267,363	$724,584	$106,634	$5,614,711
Home equity:
Secured by first-lien	1,643,792	1,082,143	313,961	856	3,040,752
Secured by second-lien	2,224,545	1,768,450	678,738	669	4,672,402
Residential mortgage	1,978,843	1,580,266	795,676	145,581	4,500,366
Other consumer	206,952	234,558	102,254	20,063	563,827

(1)	Reflects currently updated customer credit scores.

(2)	Reflects deferred fees and costs, loans in process, loans to legal entities, etc.

Impaired Loans

For all classes within the C&I and CRE portfolios, all loans with an outstanding balance of $1 million or greater are evaluated on a quarterly basis for impairment.  Generally, consumer loans within any class are not individually evaluated on a regular basis for impairment.

Once a loan has been identified for an assessment of impairment, the loan is considered impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected.  This determination requires significant judgment and use of estimates, and the eventual outcome may differ significantly from those estimates.

When a loan in any class has been determined to be impaired, the amount of the impairment is measured using the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, the observable market price of the loan, or the fair value of the collateral if the loan is collateral dependent.  When the present value of expected future cash flows is used, the effective interest rate is the original contractual interest rate of the loan adjusted for any premium or discount.  When the contractual interest rate is variable, the effective interest rate of the loan changes over time.  A specific reserve is established as a component of the ALLL when a loan has been determined to be impaired.  Subsequent to the initial measurement of impairment, if there is a significant change to the impaired loan's expected future cash flows, or if actual cash flows are significantly different from the cash flows previously estimated, Huntington recalculates the impairment and appropriately adjusts the specific reserve. Similarly, if Huntington measures impairment based on the observable market price of an impaired loan or the fair value of the collateral of an impaired collateral dependent loan, Huntington will adjust the specific reserve.

When a loan within any class is impaired, the accrual of interest income is discontinued unless the receipt of principal and interest is no longer in doubt.  Interest income on TDRs is accrued when all principal and interest is expected to be collected under the post-modification terms.  Cash receipts received on nonaccruing impaired loans within any class are generally applied entirely against principal until the loan has been collected in full, after which time any additional cash receipts are recognized as interest income.  Cash receipts received on accruing impaired loans within any class are applied in the same manner as accruing loans that are not considered impaired.

The following table presents summarized data for impaired loans and the related ALLL by portfolio segment:

	Commercial and	Commercial		Home	Residential	Other
	Industrial	Real Estate	Automobile	Equity	Mortgage	Consumer	Total
ALLL at September 30, 2011:
(dollar amounts in thousands)
Portion of ending balance:
Attributable to loans individually evaluated for impairment	$31,249	$61,472	$1,344	$1,610	$14,757	$311	$110,743
Attributable to loans collectively evaluated for impairment	254,005	357,423	48,058	138,006	84,217	27,258	908,967
Total ALLL balance at September 30, 2011	$285,254	$418,895	$49,402	$139,616	$98,974	$27,569	$1,019,710

ALLL associated with portfolio loans acquired with deteriorated credit quality	$—	$—	$—	$—	$—	$—	$—

Loans and Leases at September 30, 2011:
(dollar amounts in thousands)

Portion of loans and leases at September 30, 2011:
Individually evaluated for impairment	161,939	400,952	37,371	47,877	325,242	4,626	978,007
Collectively evaluated for impairment	13,776,946	5,533,492	5,521,044	8,031,010	4,660,781	510,614	38,033,887
Total loans evaluated for impairment	$13,938,885	$5,934,444	$5,558,415	$8,078,887	$4,986,023	$515,240	$39,011,894

Portfolio loans acquired with deteriorated credit quality	$—	$—	$—	$—	$—	$—	$—

	Commercial and Industrial	Commercial Real Estate	Automobile	Home Equity	Residential Mortgage	Other Consumer	Total
ALLL at December 31, 2010
(dollar amounts in thousands)
Portion of ALLL balance at December 31, 2010:
Attributable to loans individually evaluated for impairment	$63,307	$65,130	$1,477	$1,498	$11,780	$668	$143,860
Attributable to loans collectively evaluated for impairment	277,307	523,121	48,011	149,132	81,509	26,068	1,105,148
ALLL balance at December 31, 2010:	$340,614	$588,251	$49,488	$150,630	$93,289	$26,736	$1,249,008

ALLL associated with portfolio loans acquired with deteriorated credit quality	$—	$-	$-	$-	$-	$-	$-

Loans and Leases at December 31, 2010:
(dollar amounts in thousands)

Portion of loans and leases at December 31, 2010:

Individually evaluated for impairment	198,120	310,668	29,764	37,257	334,207	9,565	919,581
Collectively evaluated for impairment	12,865,173	6,340,488	5,584,947	7,675,897	4,166,159	554,262	37,186,926
Total loans evaluated for impairment	$13,063,293	$6,651,156	$5,614,711	$7,713,154	$4,500,366	$563,827	$38,106,507

Portfolio loans acquired with deteriorated credit quality	$—	$—	$—	$—	$—	$—	$—

The following tables present detailed impaired loan information by class: (1), (2)

				Three Months Ended		Nine Months Ended
	September 30, 2011			September 30, 2011		September 30, 2011
		Unpaid			Interest		Interest
(dollar amounts in	Ending	Principal	Related	Average	Income	Average	Income
thousands)	Balance	Balance (5)	Allowance	Balance	Recognized	Balance	Recognized
With no related allowance recorded:
Commercial and industrial:
Owner occupied	$10,105	$14,456	$-	$4,284	$122	$7,121	$139
Other commercial and industrial	3,782	6,165	-	3,324	37	6,102	162
Total commercial and industrial	$13,887	$20,621	$-	$7,608	$159	$13,223	$301

Commercial real estate:
Retail properties	$43,746	$55,370	$-	$29,895	$348	$21,158	$362
Multi family	21,156	21,345	-	16,187	188	12,951	499
Office	1,105	1,431	-	1,542	-	1,804	-
Industrial and warehouse	1,866	2,908	-	3,098	36	2,755	41
Other commercial real estate	23,032	42,611	-	27,559	251	25,988	609
Total commercial real estate	$90,905	$123,665	$-	$78,281	$823	$64,656	$1,511

Automobile	$-	$-	$-	$-	$-	$-	$-
Home equity:
Secured by first-lien	-	-	-	-	-	-	-
Secured by second-lien	-	-	-	-	-	-	-
Residential mortgage	-	-	-	-	-	-	-
Other consumer	-	-	-	-	-	-	-

With an allowance recorded:
Commercial and industrial: (3)
Owner occupied	$40,311	$58,925	$5,891	$49,354	$499	$56,747	$1,362
Other commercial and industrial	107,741	138,751	25,358	102,193	946	99,629	2,246
Total commercial and industrial	$148,052	$197,676	$31,249	$151,547	$1,445	$156,376	$3,608

Commercial real estate: (4)
Retail properties	$118,010	$146,923	$29,030	$99,018	$863	$96,231	$1,975
Multi family	22,365	29,085	4,170	23,943	130	29,348	625
Office	24,863	41,496	3,490	25,061	53	27,716	197
Industrial and warehouse	50,423	61,563	7,141	54,345	166	44,649	588
Other commercial real estate	94,386	131,350	17,641	107,635	873	85,949	1,510
Total commercial real estate	$310,047	$410,417	$61,472	$310,002	$2,085	$283,893	$4,895

Automobile	$37,371	$37,371	$1,344	$33,215	$847	$31,451	$2,154
Home equity:
Secured by first-lien	32,681	32,681	638	27,758	354	24,734	816
Secured by second-lien	15,196	15,196	972	14,714	187	15,746	550
Residential mortgage	325,242	347,843	14,757	329,685	3,038	335,400	9,848
Other consumer	4,626	4,626	311	6,768	41	8,068	373

	December 31, 2010
		Unpaid
	Ending	Principal	Related
(dollar amounts in thousands)	Balance	Balance (5)	Allowance
With no related allowance recorded:
Commercial and industrial:
Owner occupied	$13,750	$26,603	$—
Other commercial and industrial	11,127	22,688	—
Total commercial and industrial	$24,877	$49,291	$—

Commercial real estate:
Retail properties	$31,972	$67,487	$—
Multi family	5,058	5,675	—
Office	2,270	3,562	—
Industrial and warehouse	3,305	6,912	—
Other commercial real estate	26,807	58,996	—
Total commercial real estate	$69,412	$142,632	$—

Automobile	$—	$—	$—
Home equity:
Secured by first-lien	—	—	—
Secured by second-lien	—	—	—
Residential mortgage	—	—	—
Other consumer	—	—	—

With an allowance recorded:
Commercial and industrial:
Owner occupied	$63,951	$85,279	$14,322
Other commercial and industrial	109,292	154,424	48,986
Total commercial and industrial	$173,243	$239,703	$63,308

Commercial real estate:
Retail properties	$74,732	$120,051	$14,846
Multi family	38,758	39,299	7,760
Office	26,595	31,261	9,466
Industrial and warehouse	34,588	44,168	10,453
Other commercial real estate	66,583	104,485	22,604
Total commercial real estate	$241,256	$339,264	$65,129

Automobile	$29,764	$29,764	$1,477
Home equity:
Secured by first-lien	20,553	20,675	511
Secured by second-lien	16,704	17,060	987
Residential mortgage	334,207	347,571	11,780
Other consumer	9,565	9,565	668

(1)	These tables do not include loans fully charged-off.

(2)	All automobile, home equity, residential mortgage, and other consumer impaired loans included in the tables below are considered impaired due to their status as a TDR.

(3)	At September 30, 2011, $32,685 thousand of the $148,052 thousand commercial and industrial loans with an allowance recorded were considered impaired due to their status as a TDR.

(4)	At September 30, 2011, $26,916 thousand of the $310,047 thousand commercial real estate loans with an allowance recorded were considered impaired due to their status as a TDR.

(5)	The differences between the ending balance and the unpaid principal balance amounts represent partial charge-offs.

TDR Loans

TDRs are modified loans where a concession was provided to a borrower experiencing financial difficulties.  Loan modifications are considered TDRs when the concessions provided are not available to the borrower through either normal channels or other sources. However, not all loan modifications are TDRs.

TDR Concession Types

The Company’s standards relating to loan modifications consider, among other factors, minimum verified income requirements, cash flow analysis, and collateral valuations.  Each potential loan modification is reviewed individually and the terms of the loan are modified to meet a borrower’s specific circumstances at a point in time.  All loan modifications, including those classified as TDRs, are reviewed and approved. The types of concessions provided to borrowers include:

•	Interest rate reduction: A reduction of the stated interest rate to a nonmarket rate for the remaining original life of the debt.

•	Amortization or maturity date change beyond what the collateral supports, including any of the following:

(1)
Lengthens the amortization period of the amortized principal beyond market terms.  This concession reduces the minimum monthly payment and increases the amount of the balloon payment at then end of the term of the loan.  Principal is generally not forgiven.

(2)
Reduces the amount of loan principal to be amortized.  This concession also reduces the minimum monthly payment and increases the amount of the balloon payment at the end of the term of the loan.  Principal is generally not forgiven.

(3)	Extends the maturity date or dates of the debt beyond what the collateral supports. This concession generally applies to loans without a balloon payment at the end of the term of the loan.

•
Other:  A concession that is not categorized as one of the concessions described above.  These concessions include, but are not limited to:  principal forgiveness, collateral concessions, covenant concessions, and reduction of accrued interest.  Principal forgiveness may result from any TDR modification of any concession type.  However, the aggregate amount of principal forgiven as a result of loans modified as TDRs during the three-month and nine-month periods ended September 30, 2011, was not significant.

TDRs by Loan Type

Following is a description of TDRs by the different loan types:

Commercial loan TDRs – Commercial accruing TDRs often result from loans receiving a concession with terms that are not considered a market transaction to Huntington.  The TDR remains in accruing status as long as the customer is less than 90 days past due on payments per the restructured loan terms and no loss is expected.

Commercial nonaccrual TDRs result from either: (1) an accruing commercial TDR being placed on nonaccrual status, or (2) a workout where an existing commercial NAL is restructured and a concession was given.  At times, these workouts restructure the NAL so that two or more new notes are created.  The primary note is underwritten based upon our normal underwriting standards and is sized so projected cash flows are sufficient to repay contractual principal and interest.  The terms on the secondary note(s) vary by situation, and may include notes that defer principal and interest payments until after the primary note is repaid.  Creating two or more notes often allows the borrower to continue a project or weather a temporary economic downturn and allows Huntington to right-size a loan based upon the current expectations for a borrower’s or project’s performance.  Additionally, if a charge-off was taken as part of the restructuring, the TDR status is not considered for removal.   The TDR status on commercial loans is considered for removal if the loan is subsequently modified at market terms.

Residential Mortgage loan TDRs – Residential mortgage TDRs represent loan modifications associated with traditional first-lien mortgage loans in which a concession has been provided to the borrower.  The primary concessions given to residential mortgage borrowers are amortization or maturity date changes and interest rate reductions.  Residential mortgages identified as TDRs involve borrowers unable to refinance their mortgages through the Company’s normal mortgage origination channels or through other independent sources.  Some, but not all, of the loans may be delinquent.

Other Consumer loan TDRs – Generally, these are TDRs associated with home equity borrowings and automobile loans.  The Company may make similar interest rate, term, and principal concessions as with residential mortgage loan TDRs.

TDR Impact on Credit Quality

Huntington’s ALLL is largely driven by updated risk ratings assigned to commercial loans, updated borrower credit scores on consumer loans, and borrower delinquency history in both the commercial and consumer portfolios.  As such, the provision for credit losses is impacted primarily by changes in borrower payment performance rather than the TDR classification.  TDRs can be classified as either accrual or nonaccrual loans.  Nonaccrual TDRs are included in NALs whereas accruing TDRs are excluded from NALs as it is probable that all contractual principal and interest due under the restructured terms will be collected.

Commercial loan TDRs –  In instances where the bank substantiates that it will collect its outstanding balance in full, the note is considered for return to accrual status upon the borrower sustaining sufficient cash flows for a six-month period of time.  This six-month period could extend before or after the restructure date.  If a charge-off was taken as part of the restructuring, any interest or principal payments received on that note are applied to first reduce the bank’s outstanding book balance and then to recoveries of charged-off principal, unpaid interest, and/or fee expenses.

Residential Mortgage and Other Consumer loan TDRs – Modified loans identified as TDRs are aggregated into pools for analysis.  Cash flows and weighted average interest rates are used to calculate impairment at the pooled-loan level.  Once the loans are aggregated into the pool, they continue to be classified as TDRs until contractually repaid or charged-off.

Residential mortgage loans not guaranteed by a U.S. government agency such as the FHA, VA, and the USDA, including TDR loans, are reported as accrual or nonaccrual based upon delinquency status.  Nonaccrual TDRs are those that are greater than 150-days contractually past due.  Loans guaranteed by U.S. government organizations continue to accrue interest upon delinquency.

The following table presents new TDR activity by class for the three-month and nine-month periods ended September 30, 2011:

	New Troubled Debt Restructurings During The Three-Month Period Ended September 30, 2011
	Number of Contracts	Post-modification Outstanding Balance (1)	Net change in ALLL resulting from modification

(dollar amounts in thousands)
C&I - Owner occupied:

Interest rate reduction	3	$638	$(68)
Amortization or maturity date change	16	11,023	(1,085)
Other	2	729	(1)
Total C&I - Owner occupied	21	$12,390	$(1,154)

C&I - Other commercial and industrial:

Interest rate reduction	6	$18,292	$1,225
Amortization or maturity date change	11	2,175	13
Other	2	3,027	64
Total C&I - Other commercial and industrial	19	$23,494	$1,302

CRE - Retail properties:

Interest rate reduction	2	$19,883	$5,603
Amortization or maturity date change	7	17,984	1,012
Other	1	2,595	5
Total CRE - Retail properties	10	$40,462	$6,620

CRE - Multi family:

Interest rate reduction	4	$1,275	$103
Amortization or maturity date change	1	1,066	(51)
Other	—	—	—
Total CRE - Multi family	5	$2,341	$52

CRE - Office:

Interest rate reduction	—	$—	$—
Amortization or maturity date change	—	—	—
Other	—	—	—
Total CRE - Office	—	$—	$—

CRE - Industrial and warehouse:

Interest rate reduction	—	$—	$—
Amortization or maturity date change	2	229	(2)
Other	1	2,147	(145)
Total CRE - Industrial and Warehouse	3	$2,376	$(147)

CRE - Other commercial real estate:

Interest rate reduction	10	$7,834	$(374)
Amortization or maturity date change	12	31,470	(365)
Other	2	2,492	—
Total CRE - Other commercial real estate	24	$41,796	$(739)

Automobile:

Interest rate reduction	12	$147	$3
Amortization or maturity date change	822	7,687	(68)
Other	—	—	—
Total Automobile	834	$7,834	$(65)

Residential mortgage:

Interest rate reduction	2	$181	$—
Amortization or maturity date change	164	22,120	649
Other	5	600	33
Total Residential mortgage	171	$22,901	$682

First-lien home equity:

Interest rate reduction	48	$5,857	$1,016
Amortization or maturity date change	49	5,820	111
Other	—	—	—
Total First-lien home equity	97	$11,677	$1,127

Second-lien home equity:

Interest rate reduction	55	$2,992	$22
Amortization or maturity date change	44	1,631	40
Other	—	—	—
Total Second-lien home equity	99	$4,623	$62

Other consumer:

Interest rate reduction	6	$561	$48
Amortization or maturity date change	50	348	(18)
Other	—	—	—
Total Other consumer	56	$909	$30

	New Troubled Debt Restructurings During The Nine-Month Period Ended September 30, 2011
(dollar amounts in thousands)	Number of Contracts	Post-modification Outstanding Balance (1)	Net change in ALLL resulting from modification
C&I - Owner occupied:

Interest rate reduction	27	$12,240	$(749)
Amortization or maturity date change	35	19,294	(1,733)
Other	4	3,072	243
Total C&I - Owner occupied	66	$34,606	$(2,239)

C&I - Other commercial and industrial:

Interest rate reduction	18	$21,382	$1,067
Amortization or maturity date change	41	23,145	(2,651)
Other	17	25,421	(3,020)
Total C&I - Other commercial and industrial	76	$69,948	$(4,604)

CRE - Retail properties:

Interest rate reduction	8	$46,534	$4,359
Amortization or maturity date change	14	25,689	1,858
Other	6	14,253	(1,974)
Total CRE - Retail properties	28	$86,476	$4,243

CRE - Multi family:

Interest rate reduction	10	$4,378	$(9)
Amortization or maturity date change	5	2,256	25
Other	—	—	—
Total CRE - Multi family	15	$6,634	$16

CRE - Office:

Interest rate reduction	3	$1,505	$259
Amortization or maturity date change	2	1,238	97
Other	—	—	—
Total CRE - Office	5	$2,743	$356

CRE - Industrial and warehouse:

Interest rate reduction	1	$2,165	$(299)
Amortization or maturity date change	6	19,300	(5,446)
Other	1	2,147	(145)
Total CRE - Industrial and Warehouse	8	$23,612	$(5,890)

CRE - Other commercial real estate:

Interest rate reduction	15	$17,893	$(1,180)
Amortization or maturity date change	48	103,120	(3,602)
Other	5	8,199	32
Total CRE - Other commercial real estate	68	$129,212	$(4,750)

Automobile:

Interest rate reduction	14	$186	$3
Amortization or maturity date change	1,534	13,832	(113)
Other	—	—	—
Total Automobile	1,548	$14,018	$(110)

Residential mortgage:

Interest rate reduction	8	$6,604	$(589)
Amortization or maturity date change	499	67,351	2,289
Other	18	3,555	115
Total Residential mortgage	525	$77,510	$1,815

First-lien home equity:

Interest rate reduction	95	$11,836	$1,899
Amortization or maturity date change	75	9,073	587
Other	—	—	—
Total First-lien home equity	170	$20,909	$2,486

Second-lien home equity:

Interest rate reduction	109	$5,480	$287
Amortization or maturity date change	89	2,975	59
Other	—	—	—
Total Second-lien home equity	198	$8,455	$346

Other consumer:

Interest rate reduction	11	$837	$73
Amortization or maturity date change	57	363	(19)
Other	—	—	—
Total Other consumer	68	$1,200	$54

(1)  Post-modification balances approximate pre-modification balances. The aggregate amount of charge-offs as a result of a restructuring are not significant.

All classes within the C&I and CRE portfolios are considered as redefaulted at 90-days past due.  Automobile loans and other consumer loans are considered as redefaulted at 120-days past due.  Residential mortgage loans are considered as redefaulted at 150-days past due.  The first-lien and second-lien home equity portfolios are considered as redefaulted at 150-days past due and 120-days past due, respectively.

The following table presents TDRs modified within the previous twelve months that have subsequently redefaulted during the three-month and nine-month periods ended September 30, 2011:

	Troubled Debt Restructurings Within The Previous Twelve Months
	That Have Subsequently Defaulted During The (1)
	Three-month period ended September 30, 2011			Nine-month period ended September 30, 2011
	Number of	Ending		Number of	Ending
(dollar amounts in thousands)	Contracts	Balance		Contracts	Balance
C&I - Owner occupied:

Interest rate reduction	—	$—		9	$3,850
Amortization or maturity date change	3	3,224		7	4,072
Other	—	—		2	2,352
Total C&I - Owner occupied	3	$3,224		18	$10,274

C&I - Other commercial and industrial:

Interest rate reduction	—	$—		1	$193
Amortization or maturity date change	2	9,300		6	9,932
Other	—	—		—	—
Total C&I - Other commercial and industrial	2	$9,300		7	$10,125

CRE - Retail Properties:

Interest rate reduction	—	$—		—	$—
Amortization or maturity date change	—	—		1	796
Other	—	—		—	—
Total CRE - Retail properties	—	$—		1	$796

CRE - Multi family:

Interest rate reduction	2	$812		4	$1,180
Amortization or maturity date change	—	—		2	465
Other	—	—		—	—
Total CRE - Multi family	2	$812		6	$1,645

CRE - Office:

Interest rate reduction	—	$—		1	$116
Amortization or maturity date change	—	—		1	334
Other	—	—		—	—
Total CRE - Office	—	$—		2	$450

CRE - Industrial and Warehouse:

Interest rate reduction	—	$—		—	$—
Amortization or maturity date change	2	229		7	2,581
Other	—	—		—	—
Total CRE - Industrial and Warehouse	2	$229		7	$2,581

CRE - Other commercial real estate:

Interest rate reduction	2	$132		7	$2,214
Amortization or maturity date change	—	—		10	2,037
Other	—	—		—	—
Total CRE - Other commercial real estate	2	$132		17	$4,251

Automobile:

Interest rate reduction	—	$—		1	$—	(2)
Amortization or maturity date change	41	—	(2)	112	—	(2)
Other	—	—		—	—
Total Automobile	41	$—	(2)	113	$—	(2)

Residential mortgage:

Interest rate reduction	1	$65		2	$221
Amortization or maturity date change	22	2,276		51	5,544
Other	1	149		5	757
Total Residential mortgage	24	$2,490		58	$6,522

First-lien home equity:

Interest rate reduction	—	$—		—	$—
Amortization or maturity date change	—	—		3	121
Other	—	—		—	—
Total First-lien home equity	—	$—		3	$121

Second-lien home equity:

Interest rate reduction	—	$—		2	$153
Amortization or maturity date change	—	—		5	249
Other	—	—		—	—
Total Second-lien home equity	—	$—		7	$402

Other consumer:

Interest rate reduction	—	$—		—	$—
Amortization or maturity date change	—	—		2	11	(3)
Other	—	—		—	—
Total Other consumer	—	$—		2	$11

(1)	Subsequent default is defined as a payment redefault within 12 months of the restructuring date.

(2)
Automobile loans are charged-off at time of subsequent default.  During the three-month period ended September 30, 2011, $220 thousand of total automobile loans were charged-off at the time of subsequent redefault. During the nine-month period ended September 30, 2011, $813 thousand of total automobile loans were charged-off at the time of subsequent default.

(3)
Other consumer loans are charged-off at time of subsequent default.  During the nine-month period ended September 30, 2011, $11 thousand of total other consumer loans were charged-off at the time of subsequent default.

4.  AVAILABLE-FOR-SALE AND OTHER SECURITIES

Listed below are the contractual maturities (under 1 year, 1-5 years, 6-10 years, and over 10 years) of  available-for-sale and other securities at September 30, 2011, December 31, 2010, and September 30, 2010:

	September 30, 2011		December 31, 2010		September 30, 2010
	Amortized		Amortized		Amortized
(dollar amounts in thousands)	Cost	Fair Value	Cost	Fair Value	Cost	Fair Value
U.S. Treasury:
Under 1 year	$—	$—	$—	$—	$49,998	$50,334
1-5 years	51,939	52,793	52,425	51,781	—	—
6-10 years	510	528	—	—	—	—
Over 10 years	—	—	—	—	—	—
Total U.S. Treasury	52,449	53,321	52,425	51,781	49,998	50,334
Federal agencies: mortgage-backed securities:
Under 1 year	—	—	—	—	—	—
1-5 years	227,117	227,885	—	—	—	—
6-10 years	406,019	416,966	656,176	664,793	715,725	731,869
Over 10 years	3,699,665	3,790,395	4,077,655	4,089,611	3,825,377	3,951,671
Total Federal agencies: mortgage-backed securities	4,332,801	4,435,246	4,733,831	4,754,404	4,541,102	4,683,540
TLGP securities:
Under 1 year	105,267	105,537	156,450	157,931	50,148	50,564
1-5 years	—	—	25,230	25,536	527,581	530,350
6-10 years	—	—	—	—	—	—
Over 10 years	—	—	—	—	—	—
Total TLGP securities	105,267	105,537	181,680	183,467	577,729	580,914
Other agencies:
Under 1 year	101,509	102,056	158,273	159,288	114,396	115,200
1-5 years	1,012,874	1,022,914	1,898,867	1,885,230	1,890,250	1,903,181
6-10 years	12,138	12,984	13,082	13,359	13,232	13,794
Over 10 years	—	—	500	499	—	—
Total other agencies	1,126,521	1,137,954	2,070,722	2,058,376	2,017,878	2,032,175
Total U.S. Government backed agencies	5,617,038	5,732,058	7,038,658	7,048,028	7,186,707	7,346,963
Municipal securities:
Under 1 year	855	855	—	—	—	—
1-5 years	182,875	186,856	149,151	148,587	61,488	63,329
6-10 years	105,874	110,165	124,552	125,656	67,297	70,466
Over 10 years	112,787	115,513	182,341	181,472	230,485	234,077
Total municipal securities	402,391	413,389	456,044	455,715	359,270	367,872
Private-label CMO:
Under 1 year	—	—	—	—	—	—
1-5 years	—	—	—	—	—	—
6-10 years	12,791	12,883	10,429	10,887	13,004	13,424
Over 10 years	77,618	66,017	124,080	111,038	282,639	262,800
Total private-label CMO	90,409	78,900	134,509	121,925	295,643	276,224
Asset-backed securities:
Under 1 year	—	—	19,669	19,694	40,000	40,115
1-5 years	631,103	635,556	697,001	700,749	657,980	664,940
6-10 years	165,722	167,483	323,411	323,995	273,246	274,611
Over 10 years	287,945	153,019	301,326	162,684	349,527	197,958
Total asset-backed securities (1)	1,084,770	956,058	1,341,407	1,207,122	1,320,753	1,177,624
Covered bonds:
Under 1 year	—	—	—	—	—	—
1-5 years	698,671	703,630	379,711	367,209	150,391	151,310
6-10 years	—	—	—	—	—	—
Over 10 years	—	—	—	—	—	—
Total covered bonds	698,671	703,630	379,711	367,209	150,391	151,310
Corporate debt:
Under 1 year	—	—	—	—	—	—
1-5 years	459,098	454,852	329,988	323,389	30,000	30,154
6-10 years	—	—	—	—	—	—
Over 10 years	—	—	—	—	—	—
Total corporate debt	459,098	454,852	329,988	323,389	30,000	30,154
Other:
Under 1 year	750	750	800	802	300	305
1-5 years	8,216	8,411	7,810	8,009	7,486	7,715
6-10 years	912	966	1,007	1,037	1,205	1,336
Over 10 years	—	—	—	—	—	—
Non-marketable equity securities	310,280	310,280	308,722	308,722	310,142	310,142
Marketable equity securities	55,039	54,236	53,944	53,286	54,649	53,913
Total other	375,197	374,643	372,283	371,856	373,782	373,411
Total available-for-sale and other securities	$8,727,574	$8,713,530	$10,052,600	$9,895,244	$9,716,546	$9,723,558

(1)
Amounts at September 30, 2011, December 31, 2010, and September 30, 2010 include automobile asset backed securities with a fair value of $189 million, $509 million and $564 million, respectively, which meet the eligibility requirements for the Term Asset-Backed Securities Loan Facility, or "TALF," administered by the Federal Reserve Bank of New York.

Other securities at September 30, 2011, December 31, 2010, and September 30, 2010 include $165.6 million of stock issued by the FHLB of Cincinnati, $29.3 million, $37.4 million, and $45.7 million, respectively, of stock issued by the FHLB of Indianapolis, and $115.4 million, $105.7 million and $98.9 million, respectively, of Federal Reserve Bank stock.  Other securities also include corporate debt and marketable equity securities. Non-marketable equity securities are valued at amortized cost.  At September 30, 2011, December 31, 2010, and September 30, 2010, Huntington did not have any material equity positions in FNMA or FHLMC.

The following tables provide amortized cost, fair value, and gross unrealized gains and losses recognized in accumulated other comprehensive income by investment category at September 30, 2011, December 31, 2010, and September 30, 2010.

		Unrealized
	Amortized	Gross	Gross	Fair
(dollar amounts in thousands)	Cost	Gains	Losses	Value
September 30, 2011
U.S. Treasury	$52,449	$872	$—	$53,321
Federal agencies:
Mortgage-backed securities	4,332,801	104,884	(2,439)	4,435,246
TLGP securities	105,267	270	—	105,537
Other agencies	1,126,521	11,505	(72)	1,137,954
Total U.S. Government
backed securities	5,617,038	117,531	(2,511)	5,732,058
Municipal securities	402,391	11,023	(25)	413,389
Private-label CMO	90,409	745	(12,254)	78,900
Asset-backed securities	1,084,770	6,306	(135,018)	956,058
Covered bonds	698,671	8,203	(3,244)	703,630
Corporate debt	459,098	347	(4,593)	454,852
Other securities	375,197	448	(1,002)	374,643
Total available-for-sale and other securities	$8,727,574	$144,603	$(158,647)	$8,713,530

		Unrealized
	Amortized	Gross	Gross	Fair
(dollar amounts in thousands)	Cost	Gains	Losses	Value
December 31, 2010
U.S. Treasury	$52,425	$—	$(644)	$51,781
Federal agencies:
Mortgage-backed securities	4,733,831	71,901	(51,328)	4,754,404
TLGP securities	181,680	1,787	—	183,467
Other agencies	2,070,722	4,874	(17,220)	2,058,376
Total U.S. Government
backed securities	7,038,658	78,562	(69,192)	7,048,028
Municipal securities	456,044	6,154	(6,483)	455,715
Private-label CMO	134,509	1,236	(13,820)	121,925
Asset-backed securities	1,341,407	6,563	(140,848)	1,207,122
Covered bonds	379,711	—	(12,502)	367,209
Corporate debt	329,988	24	(6,623)	323,389
Other securities	372,283	364	(791)	371,856
Total available-for-sale and other securities	$10,052,600	$92,903	$(250,259)	$9,895,244

		Unrealized
	Amortized	Gross	Gross	Fair
(dollar amounts in thousands)	Cost	Gains	Losses	Value
September 30, 2010
U.S. Treasury	$49,998	$336	$—	$50,334
Federal agencies:
Mortgage-backed securities	4,541,102	142,537	(99)	4,683,540
TLGP securities	577,729	3,185	—	580,914
Other agencies	2,017,878	14,420	(123)	2,032,175
Total U.S. Government
backed securities	7,186,707	160,478	(222)	7,346,963
Municipal securities	359,270	8,776	(174)	367,872
Private-label CMO	295,643	1,177	(20,596)	276,224
Asset-backed securities	1,320,753	8,928	(152,057)	1,177,624
Covered bonds	150,391	929	(10)	151,310
Corporate debt	30,000	154	—	30,154
Other securities	373,782	439	(810)	373,411
Total available-for-sale and other securities	$9,716,546	$180,881	$(173,869)	$9,723,558

The following tables provide detail on investment securities with unrealized losses aggregated by investment category and length of time the individual securities have been in a continuous loss position, at September 30, 2011, December 31, 2010, and September 30, 2010.

	Less than 12 Months		Over 12 Months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(dollar amounts in thousands )	Value	Losses	Value	Losses	Value	Losses
September 30, 2011
U.S. Treasury	$—	$—	$—	$—	$—	$—
Federal agencies:
Mortgage-backed securities	386,727	(2,439)	—	—	386,727	(2,439)
TLGP securities	—	—	—	—	—	—
Other agencies	151,404	(67)	1,902	(5)	153,306	(72)
Total U.S. Government
backed securities	538,131	(2,506)	1,902	(5)	540,033	(2,511)
Municipal securities	3,508	(6)	3,801	(19)	7,309	(25)
Private-label CMO	13,309	(86)	53,934	(12,168)	67,243	(12,254)
Asset-backed securities	92,200	(93)	143,709	(134,925)	235,909	(135,018)
Covered bonds	214,939	(3,244)	—	—	214,939	(3,244)
Corporate debt	394,000	(4,593)	—	—	394,000	(4,593)
Other securities	2,208	(118)	2,118	(884)	4,326	(1,002)
Total temporarily impaired securities	$1,258,295	$(10,646)	$205,464	$(148,001)	$1,463,759	$(158,647)

	Less than 12 Months		Over 12 Months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(dollar amounts in thousands )	Value	Losses	Value	Losses	Value	Losses
December 31, 2010
U.S. Treasury	$51,781	$(644)	$—	$—	$51,781	$(644)
Federal agencies:
Mortgage-backed securities	1,424,431	(51,328)	—	—	1,424,431	(51,328)
TLGP securities	—	—	—	—	—	—
Other agencies	1,217,074	(17,134)	4,771	(86)	1,221,845	(17,220)
Total U.S. Government
backed securities	2,693,286	(69,106)	4,771	(86)	2,698,057	(69,192)
Municipal securities	201,370	(6,363)	3,700	(120)	205,070	(6,483)
Private-label CMO	—	—	85,617	(13,820)	85,617	(13,820)
Asset-backed securities	214,983	(2,129)	146,866	(138,719)	361,849	(140,848)
Covered bonds	367,209	(12,502)	—	—	367,209	(12,502)
Corporate debt	288,660	(6,623)	—	—	288,660	(6,623)
Other securities	—	—	41,218	(791)	41,218	(791)

Total temporarily impaired securities	$3,765,508	$(96,723)	$282,172	$(153,536)	$4,047,680	$(250,259)
	Less than 12 Months		Over 12 Months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(dollar amounts in thousands )	Value	Losses	Value	Losses	Value	Losses
September 30, 2010
U.S. Treasury	$—	$—	$—	$—	$—	$—
Federal agencies:
Mortgage-backed securities	49,491	(99)	—	—	49,491	(99)
TLGP securities	—	—	—	—	—	—
Other agencies	249,879	(121)	502	(2)	250,381	(123)
Total U.S. Government
backed securities	299,370	(220)	502	(2)	299,872	(222)
Municipal securities	23,621	(168)	3,814	(6)	27,435	(174)
Private-label CMO	—	—	172,450	(20,596)	172,450	(20,596)
Asset-backed securities	79,753	(391)	179,729	(151,666)	259,482	(152,057)
Covered bonds	25,335	(10)	—	—	25,335	(10)
Corporate debt	—	—	—	—	—	—
Other securities	39,164	(635)	459	(175)	39,623	(810)

Total temporarily impaired securities	$467,243	$(1,424)	$356,954	$(172,445)	$824,197	$(173,869)

The following table is a summary of realized securities gains and losses for the three-month and nine-month periods ended September 30, 2011 and 2010:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollar amounts in thousands)	2011	2010	2011	2010
Gross gains on sales of securities	$174	$7,930	$16,532	$22,811
Gross (losses) on sales of securities	(160)	(5,509)	(10,624)	(10,980)
Net gain on sales of securities	14	2,421	5,908	11,831
Other-than-temporary impairment recorded	(1,364)	(2,717)	(5,711)	(12,002)
Total securities gain (loss)	$(1,350)	$(296)	$197	$(171)

Alt-A Mortgage-Backed, Pooled-Trust-Preferred, and Private-Label CMO Securities

Our three highest risk segments of our investment portfolio are the Alt-A mortgage-backed, pooled-trust-preferred, and private-label CMO portfolios.  The Alt-A mortgage-backed securities and pooled-trust-preferred securities are in the asset-backed securities portfolio.  The performance of the underlying securities in each of these segments continued to reflect the economic environment.  Each of these securities in these three segments is subjected to a rigorous review of its projected cash flows.  These reviews are supported with analysis from independent third parties.

The following table presents the credit ratings for our Alt-A mortgage-backed, pooled-trust-preferred, and private label CMO securities as of September 30, 2011:
Credit Ratings of Selected Investment Securities (1)
(dollar amounts in thousands)

	Amortized		Average Credit Rating of Fair Value Amount
	Cost	Fair Value	AAA	AA +/-	A+/-	BBB +/-	<BBB-
Private-label CMO securities	$90,409	$78,900	$1,698	$—	$24,068	$7,758	$45,376
Alt-A mortgage-backed securities	59,534	51,578	—	24,446	9,310	—	17,822
Pooled-trust-preferred securities	228,411	101,441	—	—	25,373	—	76,068
Total at September 30, 2011	$378,354	$231,919	$1,698	$24,446	$58,751	$7,758	$139,266
Total at December 31, 2010	$435,835	$284,608	$41,238	$33,880	$29,691	$15,145	$164,654

(1)	Credit ratings reflect the lowest current rating assigned by a nationally recognized credit rating agency.

Negative changes to the above credit ratings would generally result in an increase of our risk-weighted assets, and a reduction to our regulatory capital ratios.

The following table summarizes the relevant characteristics of our pooled-trust-preferred securities portfolio at September 30, 2011.  Each security is part of a pool of issuers and supports a more senior tranche of securities except for the I-Pre TSL II, MM Comm II and MM Comm III securities which are the most senior class.

Trust Preferred Securities Data
September 30, 2011
(dollar amounts in thousands)

							Actual
Deal Name	Par Value	Amortized Cost	Fair Value	Unrealized Loss	Lowest Credit Rating (2)	# of Issuers Currently Performing/ Remaining (3)	Deferrals and Defaults as a % of Original Collateral	Expected Defaults as a % of Remaining Performing Collateral	Excess Subordination (4)
Alesco II (1)	$41,646	$31,540	$9,570	$(21,970)	C	31/37	14%	17%	—%
Alesco IV (1)	20,964	8,243	354	(7,889)	C	31/42	17	27	—
ICONS	20,000	20,000	12,530	(7,470)	BB	26/27	3	18	53
I-Pre TSL II	36,657	36,559	25,373	(11,186)	A	27/28	3	11	74
MM Comm II	20,970	20,041	19,712	(329)	BB	4/7	5	2	17
MM Comm III	11,081	10,587	7,597	(2,990)	CC	6/11	7	10	22
Pre TSL IX (1)	5,000	3,955	1,272	(2,683)	C	33/48	27	22	—
Pre TSL X (1)	17,774	9,915	3,036	(6,879)	C	33/53	42	37	—
Pre TSL XI (1)	25,426	22,667	6,669	(15,998)	C	44/64	27	21	—
Pre TSL XIII (1)	28,207	22,702	6,943	(15,759)	C	44/64	31	21	—
Reg Diversified (1)	25,500	7,296	303	(6,993)	D	23/44	46	28	—
Soloso (1)	12,500	3,906	506	(3,400)	C	43/67	27	20	—
Tropic III	31,000	31,000	7,576	(23,424)	CC	23/44	42	36	20
Total	$296,725	$228,411	$101,441	$(126,970)

(1)	Security was determined to have OTTI. As such, the book value is net of recorded credit impairment.

(2)	For purposes of comparability, the lowest credit rating expressed is equivalent to Fitch ratings even where the lowest rating is based on another nationally recognized credit rating agency.

(3)	Includes both banks and/or insurance companies.

(4)
Excess subordination percentage represents the additional defaults in excess of both current and projected defaults that the CDO can absorb before the bond experiences credit impairment.  Excess subordinated percentage is calculated by (a) determining what percentage of defaults a deal can experience before the bond has credit impairment, and (b) subtracting from this default breakage percentage both total current and expected future default percentages.

Security Impairment

Huntington evaluates its available-for-sale securities portfolio on a quarterly basis for indicators of OTTI.  Huntington assesses whether OTTI has occurred when the fair value of a debt security is less than the amortized cost basis at period-end.  Management reviews the amount of unrealized loss, the length of time the security has been in an unrealized loss position, the credit rating history, market trends of similar security classes, time remaining to maturity, and the source of both interest and principal payments to identify securities which could potentially be impaired.  OTTI is considered to have occurred; (1) if Huntington intends to sell the security; (2) if it is more likely than not Huntington will be required to sell the security before recovery of its amortized cost basis; or (3) the present value of the expected cash flows is not sufficient to recover all contractually required principal and interest payments.

For securities that Huntington does not expect to sell or it is not more likely than not to be required to sell, the OTTI is separated into credit and noncredit components.  A discounted cash flow analysis, which includes evaluating the timing of the expected cash flows, is completed for all debt securities subject to credit impairment.  The measurement of the credit loss component is equal to the difference between the debt security’s cost basis and the present value of its expected future cash flows discounted at the security’s effective yield.  The credit-related OTTI, represented by the expected loss in principal, is recognized in noninterest income. The remaining difference between the security’s fair value and the present value of future expected cash flows is due to factors that are not credit-related and, therefore, are recognized in OCI.  Huntington believes that it will fully collect the carrying value of securities on which noncredit-related impairment has been recognized in OCI.  Noncredit-related OTTI results from other factors, including increased liquidity spreads and extension of the security. For securities which Huntington does expect to sell, or if it is more likely than not Huntington will be required to sell the security before recovery of its amortized cost basis, all OTTI is recognized in earnings. Presentation of OTTI is made in the Condensed Consolidated Statements of Income on a gross basis with a reduction for the amount of OTTI recognized in OCI. Once an OTTI is recorded, when future cash flows can be reasonably estimated, future cash flows are re-allocated between interest and principal cash flows to provide for a level-yield on the security.

Huntington applied the related OTTI guidance on the debt security types listed below.

Alt-A mortgage-backed and private-label CMO securities are collateralized by first-lien residential mortgage loans.  The securities are valued by a third party specialist using a discounted cash flow approach and proprietary pricing model.  The model uses inputs such as estimated prepayment speeds, losses, recoveries, default rates that are implied by the underlying performance of collateral in the structure or similar structures, discount rates that are implied by market prices for similar securities, collateral structure types, and house price depreciation / appreciation rates that are based upon macroeconomic forecasts.

Pooled-trust-preferred securities are CDOs backed by a pool of debt securities issued by financial institutions.  The collateral generally consists of trust-preferred securities and subordinated debt securities issued by banks, bank holding companies, and insurance companies.  A full cash flow analysis is used to estimate fair values and assess impairment for each security within this portfolio.  We engaged a third party specialist with direct industry experience in pooled-trust-preferred securities valuations to provide assistance in estimating the fair value and expected cash flows for each security in this portfolio. Relying on cash flows is necessary because there was a lack of observable transactions in the market and many of the original sponsors or dealers for these securities are no longer able to provide a fair value that is compliant with ASC 820.

For the three-month and nine-month periods ended September 30, 2011 and 2010, the following tables summarize by debt security type, total OTTI losses, unrealized OTTI losses included in OCI, and OTTI recognized in the Unaudited Condensed Consolidated Statements of Income for securities evaluated for impairment as described above.

	Three Months Ended September 30,
(dollar amounts in thousands)	Alt-A Mortgage-backed	Pooled- trust- preferred	Private- label CMO	Total
2011
Total OTTI recoveries (losses) (unrealized and realized)	$(339)	$(4,497)	$(890)	$(5,726)
Unrealized OTTI (recoveries) losses recognized in OCI	208	4,293	(139)	4,362
Net impairment losses recognized in earnings	$(131)	$(204)	$(1,029)	$(1,364)

2010
Total OTTI recoveries (losses) (unrealized and realized)	$1,112	$18,877	$7,786	$27,775
Unrealized OTTI (recoveries) losses recognized in OCI	(1,472)	(19,075)	(9,945)	(30,492)
Net impairment losses recognized in earnings	$(360)	$(198)	$(2,159)	$(2,717)

	Nine Months Ended September 30,
(dollar amounts in thousands)	Alt-A Mortgage-backed	Pooled- trust-preferred	Private- label CMO	Total
2011
Total OTTI (losses) recoveries (unrealized and realized)	$597	$2,334	$2,437	$5,368
Unrealized OTTI losses (recoveries) recognized in OCI	(958)	(5,744)	(4,377)	(11,079)
Net impairment losses recognized in earnings	$(361)	$(3,410)	$(1,940)	$(5,711)

2010
Total OTTI (losses) recoveries (unrealized and realized)	$(3,065)	$21,229	$6,404	$24,568
Unrealized OTTI losses (recoveries) recognized in OCI	1,503	(24,643)	(13,430)	(36,570)
Net impairment losses recognized in earnings	$(1,562)	$(3,414)	$(7,026)	$(12,002)

The following table rolls forward the unrealized OTTI recognized in OCI on debt securities held by Huntington for the three-month and nine-month periods ended September 30, 2011 and 2010:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollar amounts in thousands)	2011	2010	2011	2010
Balance, beginning of period	$85,397	$118,330	$100,838	$124,408
Reductions from sales of securities with credit impairment	—	(9,223)	(1,053)	(9,223)
Noncredit impairment on securities not previously considered credit impaired	—	675	—	9,584
Change due to improvement in expected cash flows	(425)	(27,997)	(16,466)	(45,657)
Additional noncredit impairment on securities with previous credit impairment	4,787	6,053	6,440	8,726
Balance, end of period	$89,759	$87,838	$89,759	$87,838

The following table rolls forward the OTTI recognized in earnings on debt securities held by Huntington for the three-month and nine-month periods ended September 30, 2011 and 2010 as follows.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollar amounts in thousands)	2011	2010	2011	2010
Balance, beginning of period	$54,402	$58,612	$54,536	$53,801
Reductions from sales	—	(7,845)	(4,481)	(12,319)
Credit losses not previously recognized	26	99	26	1,656
Additional credit losses	1,338	2,618	5,685	10,346
Balance, end of period	$55,766	$53,484	$55,766	$53,484

The fair values of these assets have been impacted by various market conditions.  The unrealized losses were primarily the result of wider liquidity spreads on asset-backed securities and increased market volatility on nonagency mortgage and asset-backed securities that are collateralized by certain mortgage loans.  In addition, the expected average lives of the asset-backed securities backed by trust-preferred securities have been extended, due to changes in the expectations of when the underlying securities would be repaid.  The contractual terms and / or cash flows of the investments do not permit the issuer to settle the securities at a price less than the amortized cost. Huntington does not intend to sell, nor does it believe it will be required to sell these securities until the fair value is recovered, which may be maturity and, therefore, does not consider them to be other-than-temporarily impaired at September 30, 2011.

As of September 30, 2011, Management has evaluated all other investment securities with unrealized losses and all non-marketable securities for impairment and concluded no additional OTTI is required.

5.  HELD-TO-MATURITY SECURITIES

These are debt securities that Huntington has the intent and ability to hold until maturity. The debt securities are carried at amortized cost and adjusted for amortization of premiums and accretion of discounts using the interest method.

Huntington transferred $469.1 million of federal agencies, mortgage-backed securities from the available-for-sale securities portfolio to the held-to-maturity securities portfolio in the 2011 second quarter. The securities were reclassified at fair value at the date of transfer. At the time of the transfer, $0.5 million of unrealized net gains were recognized in OCI.  The amounts in OCI will be recognized in earnings over the remaining life of the securities as an offset to the adjustment of yield in a manner consistent with the amortization of the premium on the same transferred securities, resulting in an immaterial impact on net income.

During 2011, Huntington purchased additional federal agencies, mortgage-backed securities, which were classified directly into the held-to-maturity portfolio.

Listed below are the contractual maturities (under 1 year, 1-5 years, 6-10 years, and over 10 years) of held-to-maturity securities at September 30, 2011.  There were no securities classified as held-to-maturity at December 31, 2010 or September 30, 2010.

	September 30, 2011
	Amortized	Fair
(dollar amounts in thousands)	Cost	Value
Federal agencies: mortgage-backed securities:
Under 1 year	$—	$—
1-5 years	—	—
6-10 years	—	—
Over 10 years	658,250	682,897
Total Federal agencies: mortgage-backed securities	658,250	682,897
Total U.S. Government backed agencies	658,250	682,897
Total held-to-maturity securities	$658,250	$682,897

The following table provides amortized cost, gross unrealized gains and losses, and fair value by investment category at September 30, 2011:

		Unrealized
	Amortized	Gross	Gross	Fair
(dollar amounts in thousands)	Cost	Gains	Losses	Value
September 30, 2011
Federal Agencies:
Mortgage-backed securities	$658,250	$24,647	$—	$682,897
Total U.S. Government
backed securities	658,250	24,647	—	682,897
Total held-to-maturity securities	$658,250	$24,647	$—	$682,897

6.  LOAN SALES AND SECURITIZATIONS

Residential Mortgage Loans

The following table summarizes activity relating to residential mortgage loans sold with servicing retained for the three-month and nine-month periods ended September 30, 2011 and 2010:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollar amounts in thousands)	2011	2010	2011	2010
Residential mortgage loans sold with servicing retained	$515,179	$924,494	$2,264,697	$2,463,509
Pretax gains resulting from above loan sales (1)	12,737	21,842	57,982	55,266

(1)	Recorded in other noninterest income.

A MSR is established only when the servicing is contractually separated from the underlying mortgage loans by sale or securitization of the loans with servicing rights retained.  At the time of initial capitalization, MSRs are recorded using either the fair value method or the amortization method.  MSRs are included in accrued income and other assets.  Any increase or decrease in the fair value of MSRs carried under the fair value method, as well as amortization or impairment of MSRs recorded using the amortization method, is recorded as an increase or decrease in mortgage banking income, which is included in noninterest income.  When the fair value method is used, the MSR asset is established at its fair value at initial recognition using assumptions consistent with assumptions used to estimate the fair value of existing MSRs carried at fair value in the portfolio.

The following tables summarize the changes in MSRs recorded using either the fair value method or the amortization method for the three-month and nine-month periods ended September 30, 2011 and 2010:

	Three Months Ended		Nine Months Ended
Fair Value Method:	September 30,		September 30,
(dollar amounts in thousands)	2011	2010	2011	2010
Fair value, beginning of period	$104,997	$132,405	$125,679	$176,426
Change in fair value during the period due to:
Time decay (1)	(1,222)	(1,088)	(3,987)	(4,295)
Payoffs (2)	(4,614)	(9,158)	(15,013)	(22,835)
Changes in valuation inputs or assumptions (3)	(25,337)	(10,004)	(32,855)	(37,141)
Fair value, end of period:	$73,824	$112,155	$73,824	$112,155

(1)	Represents decrease in value due to passage of time, including the impact from both regularly scheduled loan principal payments and partial loan paydowns.

(2)	Represents decrease in value associated with loans that paid off during the period.

(3)	Represents change in value resulting primarily from market-driven changes in interest rates and prepayment spreads.

	Three Months Ended		Nine Months Ended
Amortization Method:	September 30,		September 30,
(dollar amounts in thousands)	2011	2010	2011	2010
Carrying value, beginning of period	$84,742	$46,733	$70,516	$38,165
New servicing assets created	4,572	7,506	24,549	24,247
Impairment charge	(14,057)	(2,043)	(14,057)	(6,899)
Amortization and other	(3,804)	(2,757)	(9,555)	(6,074)
Carrying value, end of period	$71,453	$49,439	$71,453	$49,439
Fair value, end of period	$71,467	$50,832	$71,467	$50,832

MSRs do not trade in an active, open market with readily observable prices.  While sales of MSRs occur, the precise terms and conditions are typically not readily available.  Therefore, the fair value of MSRs is estimated using a discounted future cash flow model.  The model considers portfolio characteristics, contractually specified servicing fees and assumptions related to prepayments, delinquency rates, late charges, other ancillary revenues, costs to service, and other economic factors.  Changes in the assumptions used may have a significant impact on the valuation of MSRs.

A summary of key assumptions and the sensitivity of the MSR value at September 30, 2011, to changes in these assumptions follows:

			Decline in fair value due to
(dollar amounts in thousands)	Actual		10% adverse change	20% adverse change
Constant prepayment rate	18.64%		$(4,729)	$(9,388)
Spread over forward interest rate swap rates	658	bps	(1,741)	(3,482)

MSR values are very sensitive to movements in interest rates as expected future net servicing income depends on the projected outstanding principal balances of the underlying loans, which can be greatly impacted by the level of prepayments.  Huntington hedges the fair value portfolio of MSRs against changes in value attributable to changes in interest rates through a combination of derivative instruments and trading securities.

Total servicing fees included in mortgage banking income amounted to $12.1 million and $12.1 million for the three-month periods ended September 30, 2011 and 2010, respectively. For the nine-month periods ending September 30, 2011 and 2010, servicing fees totaled $37.1 million and $36.6 million, respectively.

Automobile Loans and Leases

During the 2011 third quarter, Huntington transferred automobile loans totaling $1.0 billion to a trust in a securitization transaction and received $1.0 billion of net proceeds.  The securitization qualified for sale accounting.  As a result of this transaction, Huntington recognized a $15.5 million gain which is reflected in other noninterest income on the Condensed Consolidated Statement of Income and recorded a $16.0 million servicing asset which is reflected in accrued income and other assets on the Condensed Consolidated Balance Sheet.

Automobile loan servicing rights are accounted for using the amortization method.  A servicing asset is established at fair value at the time of the sale. The servicing asset is then amortized against servicing income.  Impairment, if any, is recognized when carrying value exceeds the fair value as determined by calculating the present value of expected net future cash flows.  The primary risk characteristic for measuring servicing assets is payoff rates of the underlying loan pools.  Valuation calculations rely on the predicted payoff assumption and, if actual payoff is quicker than expected, then future value would be impaired.

Changes in the carrying value of automobile loan servicing rights for the three-month periods ended September 30, 2011, and 2010, and the fair value at the end of each period were as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollar amounts in thousands)	2011	2010	2011	2010
Carrying value, beginning of period	$49	$373	$97	$12,912
New servicing assets created	16,039	—	16,039	—
Amortization and other (1)	(743)	(228)	(791)	(12,767)
Carrying value, end of period	$15,345	$145	$15,345	$145

Fair value, end of period	$16,039	$387	$16,039	$387

(1)	The nine months ended September 30, 2010, included a $12.4 million reduction related to the consolidation of a VIE in the 2010 first quarter.

Huntington has retained servicing responsibilities on sold automobile loans and receives annual servicing fees and other ancillary fees on the outstanding loan balances.  Servicing income, net of amortization of capitalized servicing assets, amounted to $0.3 million and $0.5 million for the three-month periods ending September 30, 2011, and 2010, respectively.  For the nine-month periods ended September 30, 2011, and 2010, servicing income, net of amortization of capitalized servicing assets, was $1.0 million and $2.1 million, respectively.

7.  GOODWILL AND OTHER INTANGIBLE ASSETS

A rollforward of goodwill by business segment for the first nine-month period of 2011 was as follows:

	Retail &	Regional &
	Business	Commercial			Treasury/	Huntington
(dollar amounts in thousands)	Banking	Banking	AFCRE	WGH	Other	Consolidated
Balance, beginning of period	$286,824	$16,169	$—	$98,951	$42,324	$444,268
Adjustments	—	—	—	—	—	—
Balance, end of period	$286,824	$16,169	$—	$98,951	$42,324	$444,268

Goodwill is not amortized but is evaluated for impairment on an annual basis at October 1 of each year or whenever events or changes in circumstances indicate the carrying value may not be recoverable.  No events or changes in circumstances since the October 1, 2010, annual impairment test were noted that would indicate it was more likely than not a goodwill impairment exists.

At September 30, 2011, December 31, 2010, and September 30, 2010, Huntington’s other intangible assets consisted of the following:

	Gross		Net
	Carrying	Accumulated	Carrying
(dollar amounts in thousands)	Amount	Amortization	Value
September 30, 2011
Core deposit intangible	$376,846	$(252,397)	$124,449
Customer relationship	104,574	(40,993)	63,581
Other	25,164	(24,717)	447
Total other intangible assets	$506,584	$(318,107)	$188,477

December 31, 2010
Core deposit intangible	$376,846	$(219,311)	$157,535
Customer relationship	104,574	(34,751)	69,823
Other	25,164	(23,902)	1,262
Total other intangible assets	$506,584	$(277,964)	$228,620

September 30, 2010
Core deposit intangible	$376,846	$(206,658)	$170,188
Customer relationship	104,574	(32,579)	71,995
Other	25,164	(23,681)	1,483
Total other intangible assets	$506,584	$(262,918)	$243,666

The estimated amortization expense of other intangible assets for the fourth quarter of 2011 and the next five years is as follows:

(dollar amounts	Amortization
in thousands)	Expense
2011	$13,188
2012	46,075
2013	40,511
2014	35,858
2015	19,758
2016	6,606

8.  OTHER COMPREHENSIVE INCOME

The components of other comprehensive income for the three-month and nine-month periods ended September 30, 2011 and 2010, were as follows:

	Three Months Ended
	September 30, 2011
	Tax (Expense)
(dollar amounts in thousands)	Pretax	Benefit	After-tax
Noncredit-related impairment recoveries (losses) on debt securities not expected to be sold	$(4,362)	$1,527	$(2,835)
Unrealized holding gains (losses) on available-for-sale debt securities arising during the period	42,832	(15,180)	27,652
Less: Reclassification adjustment for net losses (gains) included in net income	1,350	(473)	877
Net change in unrealized holding gains (losses) on available-for-sale debt securities	39,820	(14,126)	25,694

Net change in unrealized holding gains (losses) on available-for-sale equity securities	(197)	69	(128)

Unrealized gains (losses) on derivatives used in cash flow hedging relationships arising during the period	21,494	(7,523)	13,971

Change in pension and post-retirement benefit plan assets and liabilities	4,003	(1,401)	2,602
Total other comprehensive income	$65,120	$(22,981)	$42,139

	Three Months Ended
	September 30, 2010
	Tax (Expense)
(dollar amounts in thousands)	Pretax	Benefit	After-tax
Noncredit-related impairment recoveries (losses) on debt securities not expected to be sold	$30,492	$(10,672)	$19,820
Unrealized holding gains (losses) on available-for-sale debt securities arising during the period	28,767	(10,276)	18,491
Less: Reclassification adjustment for net losses (gains) included in net income	296	(104)	192
Net change in unrealized holding gains (losses) on available-for-sale debt securities	59,555	(21,052)	38,503

Net change in unrealized holding gains (losses) on available-for-sale equity securities	(53)	19	(34)

Unrealized gains (losses) on derivatives used in cash flow hedging relationships arising during the period	25,180	(8,813)	16,367

Change in pension and post-retirement benefit plan assets and liabilities	1,794	(628)	1,166
Total other comprehensive income	$86,476	$(30,474)	$56,002

	Nine Months Ended
	September 30, 2011
	Tax (expense)
(dollar amounts in thousands)	Pretax	Benefit	After-tax
Non credit related impairment recoveries (losses) on debt securities not expected to be sold	$11,079	$(3,878)	$7,201
Unrealized holding gains (losses) on available-for-sale debt securities arising during the period	132,575	(46,446)	86,129
Less: Reclassification adjustment for net losses (gains) included in net income	(197)	69	(128)
Net change in unrealized holding gains (losses) on available-for-sale debt securities	143,457	(50,255)	93,202

Net change in unrealized holding gains (losses) on available-for-sale equity securities	(145)	50	(95)

Unrealized gains (losses) on derivatives used in cash flow hedging relationships arising during the period	24,897	(8,714)	16,183

Change in pension and post-retirement benefit plan assets and liabilities	12,003	(4,201)	7,802
Total other comprehensive income	$180,212	$(63,120)	$117,092

	Nine Months Ended
	September 30, 2010
	Tax (expense)
(dollar amounts in thousands)	Pretax	Benefit	After-tax
Cumulative effect of change in accounting principle for consolidation of variable interest entities	$(6,365)	$2,116	$(4,249)

Non credit related impairment recoveries (losses) on debt securities not expected to be sold	36,570	(12,799)	23,771
Unrealized holding gains (losses) on available-for-sale debt securities arising during the period	137,051	(48,578)	88,473
Less: Reclassification adjustment for net losses (gains) included in net income	171	(60)	111
Net change in unrealized holding gains (losses) on available-for-sale debt securities	173,792	(61,437)	112,355

Net change in unrealized holding gains (losses) on available-for-sale equity securities	(241)	85	(156)

Unrealized gains (losses) on derivatives used in cash flow hedging relationships arising during the period	26,371	(9,230)	17,141

Change in pension and post-retirement benefit plan assets and liabilities	5,382	(1,884)	3,498
Total other comprehensive income	$198,939	$(70,350)	$128,589

Activity in accumulated other comprehensive income, net of tax, for the nine-month periods ended September 30, 2011 and 2010, were as follows:

(dollar amounts in thousands)	Unrealized gains and (losses) on debt securities (1)	Unrealized gains and (losses) on equity securities	Unrealized gains and (losses) on cash flow hedging derivatives	Unrealized gains (losses) for pension and other post-retirement obligations	Total
Balance, December 31, 2009	$(103,060)	$(322)	$58,865	$(112,468)	$(156,985)
Cumulative effect of change in accounting principle for consolidation of variable interest entities	(4,249)	—	—	—	(4,249)
Period change	112,355	(156)	17,141	3,498	132,838
Balance, September 30, 2010	$5,046	$(478)	$76,006	$(108,970)	$(28,396)

Balance, December 31, 2010	$(101,290)	$(427)	$35,710	$(131,489)	$(197,496)
Period change	93,202	(95)	16,183	7,802	117,092
Balance, September 30, 2011	$(8,088)	$(522)	$51,893	$(123,687)	$(80,404)

(1) Amount at September 30, 2011 includes $0.4 million of net unrealized gains on securities transferred from the available-for-sale securities portfolio to the held-to-maturity securities portfolio. The net unrealized gains will be recognized in earnings over the remaining life of the security using the effective interest method.

9.  SHAREHOLDERS’ EQUITY

Repurchase of Outstanding TARP Capital and Warrant to Repurchase Common Stock

In 2008, Huntington received $1.4 billion of equity capital by issuing to the Treasury 1.4 million shares of TARP Capital and a ten-year warrant to purchase up to 23.6 million shares of Huntington’s common stock, par value $0.01 per share, at an exercise price of $8.90 per share.  As approved by the Federal Reserve Board, the Treasury, and our other banking regulators, on December 22, 2010, Huntington repurchased all 1.4 million shares of our TARP Capital held by the Treasury totaling $1.4 billion. Huntington used the net proceeds from the issuance of common stock and subordinated debt, as well as other funds, to redeem the TARP Capital. On January 19, 2011, Huntington repurchased the warrant originally issued to the Treasury for a purchase price of $49.1 million.

Share Repurchase Program

Huntington did not repurchase any shares for the three-month or nine-month periods ended September 30, 2011 and 2010.

Dividends on common stock

On October 20, 2011, Huntington announced that the board of directors had declared a quarterly common stock cash dividend of $0.04 per common share.  The dividend is payable on January 3, 2012, to shareholders of record on December 20, 2011.

10.  EARNINGS PER SHARE

Basic earnings per share is the amount of earnings (adjusted for dividends declared on preferred stock) available to each share of common stock outstanding during the reporting period. Diluted earnings per share is the amount of earnings available to each share of common stock outstanding during the reporting period adjusted to include the effect of potentially dilutive common shares.  Potentially dilutive common shares include incremental shares issued for stock options, restricted stock units and awards, distributions from deferred compensation plans, and the conversion of Huntington’s convertible preferred stock.  Potentially dilutive common shares are excluded from the computation of diluted earnings per share in periods in which the effect would be antidilutive.  For diluted earnings per share, net income available to common shares can be affected by the conversion of Huntington’s convertible preferred stock.  Where the effect of this conversion would be dilutive, net income available to common shareholders is adjusted by the associated preferred dividends and deemed dividend.  The calculation of basic and diluted earnings per share for each of the three-month and nine-month periods ended September 30, 2011 and 2010, was as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollar amounts in thousands, except per share amounts)	2011	2010	2011	2010
Basic earnings per common share:
Net income	$143,391	$100,946	$415,755	$189,447
Preferred stock dividends, deemed dividend and accretion of discount	(7,703)	(29,495)	(23,110)	(88,278)
Net income available to common shareholders	$135,688	$71,451	$392,645	$101,169
Average common shares issued and outstanding	863,911	716,911	863,542	716,604
Basic earnings per common share	$0.16	$0.10	$0.45	$0.14

Diluted earnings per common share
Net income available to common shareholders	$135,688	$71,451	$392,645	$101,169
Effect of assumed preferred stock conversion	—	—	—	—
Net income applicable to diluted earnings per share	$135,688	$71,451	$392,645	$101,169
Average common shares issued and outstanding	863,911	716,911	863,542	716,604
Dilutive potential common shares:
Stock options and restricted stock units and awards	2,646	1,764	2,938	1,711
Shares held in deferred compensation plans	1,076	892	966	867
Conversion of preferred stock	—	—	—	—
Dilutive potential common shares:	3,722	2,656	3,904	2,578
Total diluted average common shares issued and outstanding	867,633	719,567	867,446	719,182
Diluted earnings per common share	$0.16	$0.10	$0.45	$0.14

Approximately 24.6 million and 19.2 million options to purchase shares of common stock outstanding at the end of September 30, 2011 and 2010, respectively, were not included in the computation of diluted earnings per share because the effect would be antidilutive. The weighted average exercise price for these options was $12.57 per share and $18.06 per share at the end of each respective period.

11.  SHARE-BASED COMPENSATION

Huntington sponsors nonqualified and incentive share-based compensation plans. These plans provide for the granting of stock options and other awards to officers, directors, and other employees. Compensation costs are included in personnel costs on the Condensed Consolidated Statements of Income. Stock options are granted at the closing market price on the date of the grant. Options granted typically vest ratably over three years or when other conditions are met. Options granted prior to May 2004 have a term of ten years. All options granted after May 2004 have a term of seven years.

Huntington uses the Black-Scholes option pricing model to value share-based compensation expense. Forfeitures are estimated at the date of grant based on historical rates and reduce the compensation expense recognized. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the date of grant. Expected volatility is based on the estimated volatility of Huntington’s stock over the expected term of the option. The expected dividend yield is based on the dividend rate and stock price at the date of the grant. The following table illustrates the weighted-average assumptions used in the option-pricing model for options granted in the three-month and nine-month periods ended September 30, 2011 and 2010.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Assumptions
Risk-free interest rate	1.97%	2.14%	1.97%	2.31%
Expected dividend yield	2.64	0.63	2.62	0.67
Expected volatility of Huntington's common stock	30.0	32.5	30.0	38.6
Expected option term (years)	6.0	6.0	6.0	6.0

Weighted-average grant date fair value per share	$1.40	$2.05	$1.41	$2.21

The following table illustrates total share-based compensation expense and related tax benefit for the three-month and nine-month periods ended September 30, 2011 and 2010:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollar amounts in thousands)	2011	2010	2011	2010
Share-based compensation expense	$6,463	$4,525	$13,986	$11,413
Tax benefit	2,182	1,584	4,815	3,995

Huntington’s stock option activity and related information for the nine-month period ended September 30, 2011, was as follows:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
(amounts in thousands, except years and per share amounts)	Options	Price	Life (Years)	Value
Outstanding at January 1, 2011	21,862	$15.96
Granted	10,625	6.03
Exercised	(99)	4.06
Forfeited/expired	(4,756)	19.02

Outstanding at September 30, 2011	27,632	$11.65	4.3	$1,614

Vested and expected to vest at September 30, 2011 (1)	26,327	$11.94	4.2	$1,583

Exercisable at September 30, 2011	14,160	$17.15	2.3	$959

(1) The number of options expected to vest includes an estimate of expected forfeitures.

The aggregate intrinsic value represents the amount by which the fair value of underlying stock exceeds the “in-the-money” option exercise price. For the nine-month period ended September 30, 2011 and September 30, 2010, cash received for the exercises of stock options was $0.4 million and $0.2 million, respectively. The tax benefit realized from stock option exercises was less than $0.1 million for each respective period.

Huntington also grants restricted stock units and awards. Restricted stock units and awards are issued at no cost to the recipient, and can be settled only in shares at the end of the vesting period.  Restricted stock awards provide the holder with full voting rights and cash dividends during the vesting period.  Restricted stock units do not provide the holder with voting rights or cash dividends during the vesting period, but do accrue a dividend equivalent that is paid upon vesting, and are subject to certain service restrictions.  The fair value of the restricted stock units and awards is the closing market price of the Huntington’s common stock on the date of award.

The following table summarizes the status of Huntington's restricted stock units and restricted stock awards as of September 30, 2011, and activity for the nine-month period ended September 30, 2011:

		Weighted-		Weighted-
		Average		Average
	Restricted	Grant Date	Restricted	Grant Date
	Stock	Fair Value	Stock	Fair Value
(amounts in thousands, except per share amounts)	Units	Per Share	Awards (1)	Per Share
Nonvested at January 1, 2011	5,511	$5.78	466	$5.24
Granted	3,775	6.27	—	—
Vested	(963)	5.97	(428)	5.43
Forfeited	(258)	6.33	(13)	3.11
Nonvested at September 30, 2011	8,065	$5.97	25	$3.11

(1)
Includes restricted stock awards granted under the Second Amended and Restated 2007 Stock and Long-Term Incentive Plan to certain executives as a portion of their annual base salary. These awards are 100% vested as of the grant date and are not subject to any requirement of future service. However, the shares are subject to restrictions regarding sale, transfer, pledge, or disposition until certain conditions are met.  All awards vested in the 2011 second quarter.

The weighted-average grant date fair value of nonvested shares granted for the nine-month periods ended September 30, 2011 and 2010, were $6.27 and $6.20, respectively.  The total fair value of awards vested was $8.7 million and $2.8 million during the nine-month periods ended September 30, 2011, and 2010, respectively.  As of September 30, 2011, the total unrecognized compensation cost related to nonvested awards was $32.2 million with a weighted-average expense recognition period of 2.0 years.

Of the remaining 38.8 million shares of common stock authorized for issuance at September 30, 2011, 35.7 million were outstanding and 3.1 million were available for future grants.  Huntington issues shares to fulfill stock option exercises and restricted stock units from available authorized shares.  At September 30, 2011, Management believes there are adequate authorized shares available to satisfy anticipated stock option exercises in 2011.

12.  BENEFIT PLANS

Huntington sponsors the Plan, a non-contributory defined benefit pension plan covering substantially all employees hired or rehired prior to January 1, 2010. The Plan provides benefits based upon length of service and compensation levels. The funding policy of Huntington is to contribute an annual amount that is at least equal to the minimum funding requirements but not more than the amount deductible under the Internal Revenue Code. There is no required minimum contribution for 2011, although Huntington contributed $50.0 million to the Plan in March 2011.

In addition, Huntington has an unfunded defined benefit post-retirement plan that provides certain healthcare and life insurance benefits to retired employees who have attained the age of 55 and have at least 10 years of vesting service under this plan.  For any employee retiring on or after January 1, 1993, post-retirement healthcare benefits are based upon the employee’s number of months of service and are limited to the actual cost of coverage. Life insurance benefits are a percentage of the employee’s base salary at the time of retirement, with a maximum of $50,000 of coverage.  The employer paid portion of the post-retirement health and life insurance plan was eliminated for employees retiring on and after March 1, 2010.  Eligible employees retiring on and after March 1, 2010, who elect retiree medical coverage, will pay the full cost of this coverage.  Huntington will not provide any employer paid life insurance to employees retiring on and after March 1, 2010.  Eligible employees will be able to convert or port their existing life insurance at their own expense under the same terms that are available to all terminated employees.

The following table shows the components of net periodic benefit expense of the Plan and the Post-Retirement Benefit Plan:

	Pension Benefits		Post Retirement Benefits
	Three Months Ended		Three Months Ended
	September 30,		September 30,
(dollar amounts in thousands)	2011	2010	2011	2010
Service cost	$5,412	$5,051	$—	$—
Interest cost	7,518	7,217	404	433
Expected return on plan assets	(10,822)	(10,528)	—	—
Amortization of transition asset	(1)	1	—	—
Amortization of prior service cost	(1,442)	(1,442)	(338)	(339)
Amortization of gains	5,873	3,748	(106)	(174)
Settlements	1,750	3,925	—	—
Benefit expense	$8,288	$7,972	$(40)	$(80)

	Pension Benefits		Post Retirement Benefits
	Nine Months Ended		Nine Months Ended
	September 30,		September 30,
(dollar amounts in thousands)	2011	2010	2011	2010
Service cost	$16,238	$15,153	$—	$—
Interest cost	22,554	21,651	1,214	1,299
Expected return on plan assets	(32,468)	(31,584)	—	—
Amortization of transition asset	(3)	5	—	—
Amortization of prior service cost	(4,326)	(4,326)	(1,014)	(1,014)
Amortization of gains	17,621	11,242	(318)	(525)
Settlements	5,250	7,375	—	—
Benefit expense	$24,866	$19,516	$(118)	$(240)

The Bank, as trustee, held all Plan assets at September 30, 2011, and December 31, 2010. The Plan assets consisted of investments in a variety of Huntington mutual funds and Huntington common stock as follows:

	Fair Value
(dollar amounts in thousands)	September 30, 2011		December 31, 2010		September 30, 2010
Cash	$36	—%	$—	—%	$—	—%
Cash equivalents:
Huntington funds - money market	55	—	25	—	204	—
Fixed income:
Huntington funds - fixed income funds	173,355	37	133,330	28	134,523	30
Corporate obligations	—	—	—	—	1,097	—
U.S. Government Agencies	—	—	—	—	506	—
Equities:
Huntington funds	264,074	56	318,155	66	293,956	64
Other - equity mutual funds	—	—	—	—	4,029	1
Huntington common stock	35,380	7	26,969	6	22,344	5
Fair value of plan assets	$472,900	100%	$478,479	100%	$456,659	100%

Investments of the Plan are accounted for at cost on the trade date and are reported at fair value.  All of the Plan’s investments at September 30, 2011, are classified as Level 1 within the fair value hierarchy.  In general, investments of the Plan are exposed to various risks, such as interest rate risk, credit risk, and overall market volatility.  Due to the level of risk associated with certain investments, it is reasonably possible changes in the values of investments will occur in the near term and such changes could materially affect the amounts reported in the Plan assets.

The investment objective of the Plan is to maximize the return on Plan assets over a long time period, while meeting the Plan obligations. At September 30, 2011, Plan assets were invested 63% in equity investments and 37% in bonds, with an average duration of 3.6 years on bond investments.  Although it may fluctuate with market conditions, Management has targeted a long-term allocation of Plan assets of 69% in equity investments and 31% in bond investments.

Huntington also sponsors other nonqualified retirement plans, the most significant being the SERP and the SRIP.  The SERP provides certain former officers and directors, and the SRIP provides certain current officers and directors of Huntington and its subsidiaries with defined pension benefits in excess of limits imposed by federal tax law.

Huntington has a defined contribution plan that is available to eligible employees. In the 2009 first quarter, the Plan was amended to eliminate employer matching contributions effective on or after March 15, 2009.  Prior to March 15, 2009, Huntington matched participant contributions, up to the first 3% of base pay contributed to the Plan.  Half of the employee contribution was matched on the 4th and 5th percent of base pay contributed to the Plan.  Effective May 1, 2010, Huntington reinstated the employer matching contribution to the defined contribution Plan.

The following table shows the costs of providing the SERP, SRIP, and defined contribution plans:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollar amounts in millions)	2011	2010	2011	2010
SERP & SRIP	$0.7	$0.7	$2.1	$2.3
Defined contribution plan	3.8	3.3	11.3	5.4
Benefit cost	$4.5	$4.0	$13.4	$7.7

13.  FAIR VALUES OF ASSETS AND LIABILITIES

Huntington follows the fair value accounting guidance under ASC 820 and ASC 825.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  A three-level valuation hierarchy was established for disclosure of fair value measurements.  The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date.  The three levels are defined as follows:

Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 – inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 – inputs to the valuation methodology are unobservable and significant to the fair value measurement.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.  Transfers in and out of Level 1, 2, or 3 are recorded at fair value at the beginning of the reporting period.

Following is a description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Mortgage loans held for sale

Huntington elected to apply the fair value option for mortgage loans originated with the intent to sell which are included in loans held for sale.  Mortgage loans held for sale are classified as Level 2 and are estimated using security prices for similar product types.

Available-for-sale securities and trading account securities

Securities accounted for at fair value include both the available-for-sale and trading portfolios.  Huntington uses prices obtained from third party pricing services and recent trades to determine the fair value of securities.  AFS and trading securities are classified as Level 1 using quoted market prices (unadjusted) in active markets for identical securities that Huntington has the ability to access at the measurement date.  1% of the positions in these portfolios are Level 1, and consist of U.S. Treasury securities and money market mutual funds.  When quoted market prices are not available, fair values are classified as Level 2 using quoted prices for similar assets in active markets, quoted prices of identical or similar assets in markets that are not active, and inputs that are observable for the asset, either directly or indirectly, for substantially the full term of the financial instrument.  95% of the positions in these portfolios are Level 2, and consist of U.S. Government and agency debt securities, agency mortgage backed securities, asset-backed securities, municipal securities and other securities.  For both Level 1 and Level 2 securities, management uses various methods and techniques to corroborate prices obtained from the pricing service, including reference to dealer or other market quotes, and by reviewing valuations of comparable instruments.  If relevant market prices are limited or unavailable, valuations may require significant management judgment or estimation to determine fair value, in which case the fair values are classified as Level 3.  4% of our positions are Level 3, and consist of non-agency ALT-A asset-backed securities, private-label CMO securities, pooled-trust-preferred CDO securities and municipal securities.

For non-agency ALT-A asset-backed securities, private-label CMO securities, and pooled-trust-preferred CDO securities the fair value methodology incorporates values obtained from proprietary discounted cash flow models provided by a third party.  The modeling process for the ALT-A asset-backed securities and private-label CMO securities incorporates assumptions management believes market participants would use to value the security under current market conditions. The assumptions used include prepayment projections, credit loss assumptions, and discount rates, which include a risk premium due to liquidity and uncertainty that are based on both observable and unobservable inputs.  Huntington validates the reasonableness of the assumptions by comparing the assumptions with market information.  Huntington uses the discounted cash flow analysis, in conjunction with other relevant pricing information obtained from third party pricing services or broker quotes to establish the fair value that management believes is representative under current market conditions. For purposes of determining fair value at September 30, 2011, the discounted cash flow modeling was the predominant input.  The modeling of the fair value of the pooled-trust-preferred CDO's utilizes a similar methodology, with the probability of default ("PD") of each issuer being the most critical input.  Management evaluates the PD assumptions provided to the third party pricing service by comparing the current PD to the assumptions used the previous quarter, actual defaults and deferrals in the current period, and trend data on certain financial ratios of the issuers.   Huntington also evaluates the assumptions related to discount rates and prepayments.  Each quarter, the Company seeks to obtain information on actual trades of securities with similar characteristics to further support our fair value estimates and our underlying assumptions.  For purposes of determining fair value at September 30, 2011, the discounted cash flow modeling was the predominant input.

Huntington utilizes the same processes to determine the fair value of investment securities classified as held-to-maturity for impairment evaluation purposes.

Automobile loans

Effective January 1, 2010, Huntington consolidated an automobile loan securitization that previously had been accounted for as an off-balance sheet transaction. As a result, Huntington elected to account for the automobile loan receivables and the associated notes payable at fair value per guidance supplied in ASC 825, “Financial Instruments”.  The automobile loan receivables are classified as Level 3. The key assumptions used to determine the fair value of the automobile loan receivables included projections of expected losses and prepayment of the underlying loans in the portfolio and a market assumption of interest rate spreads. Certain interest rates are available from similarly traded securities while other interest rates are developed internally based on similar asset-backed security transactions in the market.

MSRs

MSRs do not trade in an active market with readily observable prices.  Accordingly, the fair value of these assets is classified as Level 3. Huntington determines the fair value of MSRs using an income approach model based upon our month-end interest rate curve and prepayment assumptions.  The model, which is operated and maintained by a third party, utilizes assumptions to estimate future net servicing income cash flows, including estimates of time decay, payoffs, and changes in valuation inputs and assumptions.  Servicing brokers and other sources of information (e.g. discussion with other mortgage servicers and industry surveys) are used to obtain information on market practice and assumptions.  On at least a quarterly basis, third party marks are obtained from at least one service broker.  Huntington reviews the valuation assumptions against this market data for reasonableness and adjusts the assumptions if deemed appropriate.  Any recommended change in assumptions and / or inputs are presented for review to the Mortgage Price Risk Subcommittee for final approval.

Derivatives

Derivatives classified as Level 1 consist of exchange traded options and forward commitments to deliver mortgage-backed securities which are valued using quoted prices.  Asset and liability conversion swaps and options, and interest rate caps are classified as Level 2. These derivative positions are valued using a discounted cash flow method that incorporates current market interest rates.  Derivatives classified as Level 3 consist primarily of interest rate lock agreements related to mortgage loan commitments.  The determination of fair value includes assumptions related to the likelihood that a commitment will ultimately result in a closed loan, which is a significant unobservable assumption.

Securitization trust notes payable

Consists of certain securitization trust notes payable related to the automobile loan receivables measured at fair value. The notes payable are classified as Level 2 and are valued based on interest rates for similar financial instruments.

Assets and Liabilities measured at fair value on a recurring basis

Assets and liabilities measured at fair value on a recurring basis at September 30, 2011, December 31, 2010, and September 30, 2010 are summarized below:

	Fair Value Measurements at				Balance at
	Reporting Date Using			Netting	September 30,
(dollar amounts in thousands)	Level 1	Level 2	Level 3	Adjustments (1)	2011
Assets
Mortgage loans held for sale	$—	$331,883	$—	$—	$331,883

Trading account securities:
U.S. Treasury securities	—	—	—	—	—
Federal agencies: Mortgage-backed	—	6,995	—	—	6,995
Federal agencies: Other agencies	—	—	—	—	—
Municipal securities	—	23,455	—	—	23,455
Other securities	54,753	508	—	—	55,261
	54,753	30,958	—	—	85,711

Available-for-sale and other securities:
U.S. Treasury securities	53,321	—	—	—	53,321
Federal agencies: Mortgage-backed (2)	—	4,435,246	—	—	4,435,246
TLGP securities	—	105,537	—	—	105,537
Federal agencies: Other agencies (2)	—	1,137,954	—	—	1,137,954
Municipal securities	—	311,962	101,427	—	413,389
Private-label CMO	—	—	78,900	—	78,900
Asset-backed securities	—	803,039	153,019	—	956,058
Covered bonds	—	703,630	—	—	703,630
Corporate debt	—	454,852	—	—	454,852
Other securities	54,236	10,127	—	—	64,363
	107,557	7,962,347	333,346	—	8,403,250

Automobile loans	—	—	344,529	—	344,529

MSRs	—	—	73,824	—	73,824

Derivative assets	20,581	526,890	8,963	(103,741)	452,693

Liabilities
Securitization trust notes payable	—	173,045	—	—	173,045

Derivative liabilities	29,820	265,023	1,029	—	295,872

Other liabilities	2,010	—	—	—	2,010

	Fair Value Measurements at				Balance at
	Reporting Date Using			Netting	December 31,
(dollar amounts in thousands)	Level 1	Level 2	Level 3	Adjustments (1)	2010
Assets
Mortgage loans held for sale	$—	$754,117	$—	$—	$754,117

Trading account securities:
U.S. Treasury securities	47,430	—	—	—	47,430
Federal agencies: Mortgage-backed	—	10,860	—	—	10,860
Federal agencies: Other agencies	—	24,853	—	—	24,853
Municipal securities	—	30,205	—	—	30,205
Other securities	69,017	3,039	—	—	72,056
	116,447	68,957	—	—	185,404

Available-for-sale and other securities:
U.S. Treasury securities	51,781	—	—	—	51,781
Federal agencies: Mortgage-backed	—	4,754,404	—	—	4,754,404
TLGP securities	—	183,467	—	—	183,467
Federal agencies: Other agencies (3)	—	2,058,376	—	—	2,058,376
Municipal securities	—	305,909	149,806	—	455,715
Private-label CMO	—	—	121,925	—	121,925
Asset-backed securities	—	1,044,438	162,684	—	1,207,122
Covered bonds	—	367,209	—	—	367,209
Corporate debt	—	323,389	—	—	323,389
Other securities	53,286	9,848	—	—	63,134
	105,067	9,047,040	434,415	—	9,586,522

Automobile loans	—	—	522,717	—	522,717

MSRs	—	—	125,679	—	125,679

Derivative assets	23,514	390,361	2,817	(70,559)	346,133

Liabilities
Securitization trust notes payable	—	356,089	—	—	356,089

Derivative liabilities	3,990	233,399	1,851	—	239,240

Other liabilities	—	—	—	—	—

	Fair Value Measurements at				Balance at
	Reporting Date Using			Netting	September 30,
(dollar amounts in thousands)	Level 1	Level 2	Level 3	Adjustments (1)	2010
Assets
Mortgage loans held for sale	$—	$699,001	$—	$—	$699,001

Trading account securities:
U.S. Treasury securities	—	—	—	—	—
Federal agencies: Mortgage-backed	—	12,731	—	—	12,731
Federal agencies: Other agencies	—	24,990	—	—	24,990
Municipal securities	—	33,554	—	—	33,554
Other securities	63,105	4,297	—	—	67,402
	63,105	75,572	—	—	138,677

Available-for-sale and other securities:
U.S. Treasury securities	50,334	—	—	—	50,334
Federal agencies: Mortgage-backed	—	4,683,540	—	—	4,683,540
TLGP securities	580,914	—	—	—	580,914
Federal agencies: Other agencies	2,001,730	30,445	—	—	2,032,175
Municipal securities	—	134,582	233,290	—	367,872
Private-label CMO	—	—	276,224	—	276,224
Asset-backed securities	—	979,666	197,958	—	1,177,624
Covered bonds	—	151,310	—	—	151,310
Corporate debt	—	30,154	—	—	30,154
Other securities	54,218	9,051	—	—	63,269
	2,687,196	6,018,748	707,472	—	9,413,416

Automobile loans	401,148	—	189,075	—	590,223

MSRs	—	—	112,155	—	112,155

Derivative assets	980	547,784	11,745	(126,221)	434,288

Liabilities
Securitization trust notes payable	422,294	—	—	—	422,294

Derivative liabilities	9,044	293,741	4,018	—	306,803

Other liabilities	—	—	—	—	—

(1) Amounts represent the impact of legally enforceable master netting agreements that allow the Company to settle positive and negative positions and cash collateral held or placed with the same counterparties.

(2) During the 2011 second quarter, Huntington transferred $469.1 million of federal agencies: mortgage-backed securities from the available-for-sale securities portfolio to the held-to-maturity securities portfolio.  These securities are valued at amortized cost and no longer classified within the fair value hierarchy.  All amounts were previously classified as Level 2 in the fair value hierarchy.

(3) Amounts were transferred from Level 1 to Level 2 in the 2010 fourth quarter due to lack of sufficient market activity for these securities.

The tables below present a rollforward of the balance sheet amounts for the three-month and nine-month periods ended September 30, 2011 and 2010, for financial instruments measured on a recurring basis and classified as Level 3. The classification of an item as Level 3 is based on the significance of the unobservable inputs to the overall fair value measurement. However, Level 3 measurements may also include observable components of value that can be validated externally. Accordingly, the gains and losses in the table below include changes in fair value due in part to observable factors that are part of the valuation methodology.

	Level 3 Fair Value Measurements
	Three Months Ended September 30, 2011
			Available-for-sale securities
					Asset-
(dollar amounts in		Derivative	Municipal	Private-	backed	Automobile	Equity
thousands)	MSRs	instruments	securities	label CMO	securities	loans	investments
Balance, beginning of period	$104,997	$418	$123,800	$88,770	$165,742	$400,935	$—
Total gains / losses:
Included in earnings	(31,173)	7,557	—	(872)	(354)	(3,695)	—
Included in OCI	—	—	—	(2,543)	(9,874)	—	—
Purchases	—	—	—	—	—	—	—
Sales	—	—	—	—	—	—	—
Repayments	—	—	—	—	—	(52,711)	—
Issuances	—	—	—	—	—	—	—
Settlements	—	(41)	(22,373)	(6,455)	(2,495)	—	—
Transfers in / out of Level 3	—	—	—	—	—	—	—
Balance, end of period	$73,824	$7,934	$101,427	$78,900	$153,019	$344,529	$—

The amount of total gains or losses for the period included in earnings (or OCI) attributable to the change in unrealized gains or losses relating to assets still held at reporting date	$(31,173)	$7,516	$—	$(2,543)	$(9,874)	$(3,695)	$—

	Level 3 Fair Value Measurements
	Three Months Ended September 30, 2010
			Available-for-sale securities
					Asset-
(dollar amounts in		Derivative	Municipal	Private-	backed	Automobile	Equity
thousands)	MSRs	instruments	securities	label CMO	securities	loans	investments
Balance, beginning of period	$132,405	$6,492	$262,128	$394,611	$218,940	$186,388	$—
Total gains / losses:
Included in earnings	(20,250)	3,872	—	(1,598)	(393)	4,887	—
Included in OCI	—	—	—	12,674	(5,312)	—	—
Purchases	—	—	—	—	—	—	—
Sales	—	—	(28,838)	(109,310)	(11,977)	—	—
Repayments	—	—	—	—	—	(2,200)	—
Issuances	—	—	—	—	—	—	—
Settlements	—	(1,741)	—	—	—	—	—
Transfers in / out of Level 3	—	(896)	—	(20,153)	(3,300)	—	—
Balance, end of period	$112,155	$7,727	$233,290	$276,224	$197,958	$189,075	$—

The amount of total gains or losses for the period included in earnings (or OCI) attributable to the change in unrealized gains or losses relating to assets still held at reporting date	$(20,250)	$2,976	$—	$3,727	$(5,928)	$2,687	$—

	Level 3 Fair Value Measurements
	Nine Months Ended September 30, 2011
			Available-for-sale securities
					Asset-
(dollar amounts in		Derivative	Municipal	Private-	backed	Automobile	Equity
thousands)	MSRs	instruments	securities	label CMO	securities	loans	investments
Balance, beginning of period	$125,679	$966	$149,806	$121,925	$162,684	$522,717	$—
Total gains / losses:
Included in earnings	(51,855)	7,264	—	(1,255)	(3,615)	(5,079)	—
Included in OCI	—	—	—	1,074	3,716	—	—
Purchases	—	—	1,760	—	—	—	—
Sales	—	—	—	(20,958)	—	—	—
Repayments	—	—	—	—	—	(173,109)	—
Issuances	—	—	—	—	—	—	—
Settlements	—	(296)	(50,139)	(21,886)	(9,766)	—	—
Transfers in / out of Level 3	—	—	—	—	—	—	—
Balance, end of period	$73,824	$7,934	$101,427	$78,900	$153,019	$344,529	$—

The amount of total gains or losses for the period included in earnings (or OCI) attributable to the change in unrealized gains or losses relating to assets still held at reporting date	$(51,855)	$6,968	$—	$769	$3,716	$(5,079)	$—

	Level 3 Fair Value Measurements
	Nine Months Ended September 30, 2010
			Available-for-sale securities
					Asset-
(dollar amounts in		Derivative	Municipal	Private-	backed	Automobile	Equity
thousands)	MSRs	instruments	securities	label CMO	securities	loans	investments
Balance, beginning of period	$176,427	$(4,236)	$11,515	$477,319	$407,098	$—	$25,872
Total gains / losses:
Included in earnings	(64,272)	12,811	—	(5,429)	(4,888)	14,990	—
Included in OCI	—	—	—	37,640	3,263	—	—
Purchases	—	—	—	—	—	—	—
Sales	—	—	(28,837)	(166,704)	(14,608)	—	—
Repayments	—	—	—	—	—	(5,934)	—
Issuances	—	(1,741)	—	—	—	—	—
Settlements	—	893	(73,025)	(66,602)	(8,834)	—	—
Transfers in / out of Level 3 (1)	—	—	323,637	—	(184,073)	180,019	(25,872)
Balance, end of period	$112,155	$7,727	$233,290	$276,224	$197,958	$189,075	$—

The amount of total gains or losses for the period included in earnings (or OCI) attributable to the change in unrealized gains or losses relating to assets still held at reporting date	$(64,272)	$11,708	$—	$18,613	$2,384	$9,056	$—

(1) Transfers in / out of Level 3 include a transfer in of $323.6 million relating to municipal securities, due to lack of observable market data, a transfer out of $184.1 million of securities, and a transfer in of $180.0 million of loans both related to the consolidation of a 2009 automobile trust.

The table below summarizes the classification of gains and losses due to changes in fair value, recorded in earnings for Level 3 assets and liabilities for the three-month and nine-month periods ended September 30, 2011 and 2010:

	Level 3 Fair Value Measurements
	Three Months Ended September 30, 2011
			Available-for-sale securities
					Asset-
(dollar amounts in		Derivative	Municipal	Private-	backed	Automobile	Equity
thousands)	MSRs	instruments	securities	label CMO	securities	loans	investments
Classification of gains and losses in earnings:
Mortgage banking income (loss)	$(31,173)	$7,101	$—	$—	$—	$—	$—
Securities gains (losses)	—	—	—	(1,029)	(335)	—	—
Interest and fee income	—	—	—	157	(19)	(3,627)	—
Noninterest income	—	456	—	—	—	(68)	—
Total	$(31,173)	$7,557	$—	$(872)	$(354)	$(3,695)	$—

	Level 3 Fair Value Measurements
	Three Months Ended September 30, 2010
			Available-for-sale securities
					Asset-
(dollar amounts in		Derivative	Municipal	Private-	backed	Automobile	Equity
thousands)	MSRs	instruments	securities	label CMO	securities	loans	investments
Classification of gains and losses in earnings:
Mortgage banking income (loss)	$(20,250)	$3,872	$—	$—	$—	$—	$—
Securities gains (losses)	—	—	—	(2,159)	(558)	—	—
Interest and fee income	—	—	—	561	165	(3,533)	—
Noninterest income	—	—	—	—	—	8,420	—
Total	$(20,250)	$3,872	$—	$(1,598)	$(393)	$4,887	$—

	Level 3 Fair Value Measurements
	Nine Months Ended September 30, 2011
			Available-for-sale securities
					Asset-
(dollar amounts in		Derivative	Municipal	Private-	backed	Automobile	Equity
thousands)	MSRs	instruments	securities	label CMO	securities	loans	investments
Classification of gains and losses in earnings:
Mortgage banking income (loss)	$(51,855)	$7,763	$—	$—	$—	$—	$—
Securities gains (losses)	—	—	—	(1,941)	(3,771)	—	—
Interest and fee income	—	—	—	686	156	(8,852)	—
Noninterest income	—	(499)	—	—	—	3,773	—
Total	$(51,855)	$7,264	$—	$(1,255)	$(3,615)	$(5,079)	$—

	Level 3 Fair Value Measurements
	Nine Months Ended September 30, 2010
			Available-for-sale securities
					Asset-
(dollar amounts in		Derivative	Municipal	Private-	backed	Automobile	Equity
thousands)	MSRs	instruments	securities	label CMO	securities	loans	investments
Classification of gains and losses in earnings:
Mortgage banking income (loss)	$(64,272)	$12,811	$—	$—	$—	$—	$—
Securities gains (losses)	—	—	—	(7,027)	(4,975)	—	—
Interest and fee income	—	—	—	1,598	87	(7,933)	—
Noninterest income	—	—	—	—	—	22,923	—
Total	$(64,272)	$12,811	$—	$(5,429)	$(4,888)	$14,990	$—

Assets and liabilities under the fair value option

Huntington has elected the fair value option for certain loans  in the held for sale portfolio.  The following table presents the fair value and aggregate principal balance of mortgage loans held for sale under the fair value option.

	September 30,	December 31,	September 30,
(dollar amounts in thousands)	2011	2010	2010
Fair value	$331,883	$754,117	$699,001
Aggregate outstanding principal balance	317,121	749,982	675,009

The following tables present the net gains (losses) from fair value changes, including net gains (losses) associated with instrument specific credit risk for the three-month and nine-month periods ended September 30, 2011 and 2010.

	Net gains (losses) from fair value changes
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollar amounts in thousands)	2011	2010	2011	2010
Assets
Mortgage loans held for sale	$5,823	$2,201	$13,725	$13,475
Automobile loans	(3,695)	(1,242)	(5,079)	3,055
Liabilities
Securitization trust notes payable	(2,485)	(3,929)	(6,102)	(6,142)

	Gains (losses) included in fair value changes
	associated with instrument specific credit risk
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollar amounts in thousands)	2011	2010	2011	2010
Assets
Automobile loans	$2,498	$403	$4,780	$995

Assets and Liabilities measured at fair value on a nonrecurring basis

Certain assets and liabilities may be required to be measured at fair value on a nonrecurring basis in periods subsequent to their initial recognition.  These assets and liabilities are not measured at fair value on an on-going basis; however, they are subject to fair value adjustments in certain circumstances, such as when there is evidence of impairment.  At September 30, 2011, assets measured at fair value on a nonrecurring basis were as follows:

Fair Value Measurements Using
		Quoted Prices			Total
		In Active	Significant	Significant	Gains/(Losses)
		Markets for	Other	Other	For the Nine
	Fair Value at	Identical	Observable	Unobservable	Months Ended
(dollar amounts in millions)	September 30, 2011	Assets (Level 1)	Inputs (Level 2)	Inputs (Level 3)	September 30, 2011
Impaired loans	$91.0	$—	$—	$91.0	$25.5
Accrued income and other assets	38.0	—	—	38.0	$(1.8)

Periodically, Huntington records nonrecurring adjustments of collateral-dependent loans measured for impairment when establishing the ACL. Such amounts are generally based on the fair value of the underlying collateral supporting the loan.  Appraisals are generally obtained to support the fair value of the collateral and incorporate measures such as recent sales prices for comparable properties and cost of construction.  In cases where the carrying value exceeds the fair value of the collateral less cost to sell, an impairment charge is recognized.  At September 30, 2011, Huntington identified $91.0 million of impaired loans for which the fair value is recorded based upon collateral value.  For the nine-month period ended September 30, 2011, nonrecurring fair value impairment of $25.5 million were recorded within the provision for credit losses.

Other real estate owned properties are initially valued based on appraisals and third party price opinions, less estimated selling costs.  At September 30, 2011, Huntington had $38.0 million of OREO assets.  For the nine-month period ended September 30, 2011, fair value losses of $1.8 million were recorded within noninterest expense.

Fair values of financial instruments

The carrying amounts and estimated fair values of Huntington’s financial instruments at September 30, 2011, December 31, 2010, and September 30, 2010, are presented in the following table:

	September 30, 2011		December 31, 2010		September 30, 2010
	Carrying	Fair	Carrying	Fair	Carrying	Fair
(dollar amounts in thousands)	Amount	Value	Amount	Value	Amount	Value
Financial Assets:
Cash and short-term assets	$2,295,730	$2,295,730	$982,926	$982,926	$1,413,466	$1,413,466
Trading account securities	85,711	85,711	185,404	185,404	138,677	138,677
Loans held for sale	334,606	334,606	793,285	793,285	744,439	744,439
Available-for-sale and other securities	8,713,530	8,713,530	9,895,244	9,895,244	9,723,558	9,723,558
Held-to-maturity securities	658,250	682,897	—	—	—	—
Net loans and direct financing leases	37,992,184	36,655,676	36,857,499	35,403,910	36,164,235	34,894,220
Derivatives	73,824	73,824	346,133	346,133	434,288	434,288

Financial Liabilities:
Deposits	(43,219,727)	(43,368,155)	(41,853,898)	(41,993,567)	(41,072,371)	(41,323,675)
Short-term borrowings	(2,224,986)	(2,200,121)	(2,040,732)	(1,982,545)	(1,859,134)	(1,854,637)
Federal Home Loan Bank advances	(14,157)	(14,157)	(172,519)	(172,519)	(23,643)	(23,843)
Other long-term debt	(1,421,518)	(1,426,460)	(2,144,092)	(2,157,358)	(2,393,071)	(2,400,942)
Subordinated notes	(1,537,293)	(1,423,105)	(1,497,216)	(1,377,851)	(1,202,568)	(1,047,875)
Derivatives	(295,872)	(295,872)	(239,240)	(239,240)	(306,803)	(306,803)

The short-term nature of certain assets and liabilities result in their carrying value approximating fair value. These include trading account securities, customers’ acceptance liabilities, short-term borrowings, bank acceptances outstanding, FHLB advances, and cash and short-term assets, which include cash and due from banks, interest-bearing deposits in banks, and federal funds sold and securities purchased under resale agreements. Loan commitments and letters-of-credit generally have short-term, variable-rate features and contain clauses that limit Huntington’s exposure to changes in customer credit quality. Accordingly, their carrying values, which are immaterial at the respective balance sheet dates, are reasonable estimates of fair value. Not all the financial instruments listed in the table above are subject to the disclosure provisions of ASC Topic 820.

Certain assets, the most significant being operating lease assets, bank owned life insurance, and premises and equipment, do not meet the definition of a financial instrument and are excluded from this disclosure. Similarly, mortgage and nonmortgage servicing rights, deposit base, and other customer relationship intangibles are not considered financial instruments and are not included above. Accordingly, this fair value information is not intended to, and does not, represent Huntington’s underlying value. Many of the assets and liabilities subject to the disclosure requirements are not actively traded, requiring fair values to be estimated by Management. These estimations necessarily involve the use of judgment about a wide variety of factors, including but not limited to, relevancy of market prices of comparable instruments, expected future cash flows, and appropriate discount rates.

The following methods and assumptions were used by Huntington to estimate the fair value of the remaining classes of financial instruments:

Held-to-maturity securities

Fair values are determined by using models that are based on security-specific details, as well as relevant industry and economic factors. The most significant of these inputs are quoted market prices, and interest rate spreads on relevant benchmark securities.

Loans and direct financing leases

Variable-rate loans that reprice frequently are based on carrying amounts, as adjusted for estimated credit losses. The fair values for other loans and leases are estimated using discounted cash flow analyses and employ interest rates currently being offered for loans and leases with similar terms. The rates take into account the position of the yield curve, as well as an adjustment for prepayment risk, operating costs, and profit. This value is also reduced by an estimate of probable losses and the credit risk associated in the loan and lease portfolio. The valuation of the loan portfolio reflected discounts that Huntington believed are consistent with transactions occurring in the marketplace.

Deposits

Demand deposits, savings accounts, and money market deposits are, by definition, equal to the amount payable on demand. The fair values of fixed-rate time deposits are estimated by discounting cash flows using interest rates currently being offered on certificates with similar maturities.

Debt

Fixed-rate, long-term debt is based upon quoted market prices, which are inclusive of Huntington’s credit risk. In the absence of quoted market prices, discounted cash flows using market rates for similar debt with the same maturities are used in the determination of fair value.

14.  DERIVATIVE FINANCIAL INSTRUMENTS

Derivative financial instruments are recorded in the Unaudited Condensed Consolidated Balance Sheet as either an asset or a liability (in accrued income and other assets or accrued expenses and other liabilities, respectively) and measured at fair value.

Derivatives used in Asset and Liability Management Activities

A variety of derivative financial instruments, principally interest rate swaps, caps, floors, and collars are used in asset and liability management activities to protect against the risk of adverse price or interest rate movements. These instruments provide flexibility in adjusting Huntington’s sensitivity to changes in interest rates without exposure to loss of principal and higher funding requirements.   Huntington records derivatives at fair value, as further described in Note 13. Collateral agreements are regularly entered into as part of the underlying derivative agreements with Huntington’s counterparties to mitigate counterparty credit risk.  At September 30, 2011, December 31, 2010, and September 30, 2010, aggregate credit risk associated with these derivatives, net of collateral that has been pledged by the counterparty, was $38.0 million, $39.9 million, and $45.2 million, respectively. The credit risk associated with interest rate swaps is calculated after considering master netting agreements.

At September 30, 2011, Huntington pledged $199.0 million of investment securities and cash collateral to counterparties, while other counterparties pledged $141.7 million of investment securities and cash collateral to Huntington to satisfy collateral netting agreements.  In the event of credit downgrades, Huntington could be required to provide $3.4 million of additional collateral.

The following table presents the gross notional values of derivatives used in Huntington’s asset and liability management activities at September 30, 2011, identified by the underlying interest rate-sensitive instruments:

	Fair Value	Cash Flow
(dollar amounts in thousands )	Hedges	Hedges	Total
Instruments associated with:
Loans	$—	$7,045,000	$7,045,000
Investment securities	—	50,000	50,000
Deposits	988,912	—	988,912
Subordinated notes	598,000	—	598,000
Other long-term debt	35,000	—	35,000
Total notional value at September 30, 2011	$1,621,912	$7,095,000	$8,716,912

The following table presents additional information about the interest rate swaps used in Huntington’s asset and liability management activities at September 30, 2011:

		Average		Weighted-Average
	Notional	Maturity	Fair	Rate
(dollar amounts in thousands )	Value	(years)	Value	Receive	Pay
Asset conversion swaps - receive fixed - generic	$7,095,000	1.9	$80,447	1.49%	0.59%
Total asset conversion swaps	7,095,000	1.9	80,447	1.49	0.59
Liability conversion swaps
Liability conversion swaps - receive fixed - generic	1,591,912	3.8	115,090	2.53	0.36
Liability conversion swaps - receive fixed - callable	30,000	9.0	425	2.98	—
Total liability conversion swaps	1,621,912	3.9	115,515	2.54	0.36
Total swap portfolio	$8,716,912	2.2	$195,962	1.68%	0.55%

These derivative financial instruments were entered into for the purpose of managing the interest rate risk of assets and liabilities. Consequently, net amounts receivable or payable on contracts hedging either interest earning assets or interest bearing liabilities were accrued as an adjustment to either interest income or interest expense. The net amounts resulted in an increase to net interest income of $27.4 million and $43.9 million for the three-month periods ended September 30, 2011, and 2010, respectively. For the nine-month periods ended September 30, 2011 and 2010, the net amounts resulted in an increase to net interest income of $89.3 million and $150.3 million, respectively.

In connection with securitization activities, Huntington purchased interest rate caps with a notional value totaling $0.9 billion. These purchased caps were assigned to the securitization trust for the benefit of the security holders. Interest rate caps were also sold totaling $0.9 billion outside the securitization structure. Both the purchased and sold caps are marked to market through income.

In connection with the sale of Huntington's Class B Visa® shares, Huntington entered into a swap agreement with the purchaser of the shares.  The swap agreement adjusts for dilution in the conversion ratio of Class B shares resulting from the Visa® litigation. At September 30, 2011, the fair value of the swap liability of $0.9 million is an estimate of the exposure liability based upon Huntington’s assessment of the probability-weighted potential Visa® litigation losses and certain fixed payments required to be made through the term of the swap.

The following table presents the fair values at September 30, 2011, December 31, 2010, and September 30, 2010 of Huntington’s derivatives that are designated and not designated as hedging instruments. Amounts in the table below are presented gross without the impact of any net collateral arrangements.

Asset derivatives included in accrued income and other assets:

	September 30,	December 31,	September 30,
(dollar amounts in thousands)	2011	2010	2010
Interest rate contracts designated as hedging instruments	$195,962	$127,346	$190,045
Interest rate contracts not designated as hedging instruments	330,929	263,015	357,739
Foreign exchange contracts not designated as hedging instruments	20,447	2,845	—
Total contracts	$547,338	$393,206	$547,784

Liability derivatives included in accrued expenses and other liabilities

	September 30,	December 31,	September 30,
(dollar amounts in thousands)	2011	2010	2010
Interest rate contracts designated as hedging instruments	$—	$—	$—
Interest rate contracts not designated as hedging instruments	265,928	233,805	297,380
Foreign exchange contracts not designated as hedging instruments	17,977	3,107	2,440
Total contracts	$283,905	$236,912	$299,820

Fair value hedges are purchased to convert deposits and subordinated and other long-term debt from fixed-rate obligations to floating rate.  The changes in fair value of the derivative are, to the extent that the hedging relationship is effective, recorded through earnings and offset against changes in the fair value of the hedged item.

The following table presents the change in fair value for derivatives designated as fair value hedges as well as the offsetting change in fair value on the hedged item for the three-month and nine-month periods ended September 30, 2011 and 2010:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollar amounts in thousands)	2011	2010	2011	2010
Interest rate contracts
Change in fair value of interest rate swaps hedging deposits (1)	$2,922	$9,083	$3,831	$14,664
Change in fair value of hedged deposits (1)	(2,870)	(9,958)	(3,949)	(14,970)
Change in fair value of interest rate swaps hedging subordinated notes (2)	41,170	7,817	46,407	24,178
Change in fair value of hedged subordinated notes (2)	(41,170)	(7,817)	(46,407)	(24,178)
Change in fair value of interest rate swaps hedging other long-term debt (2)	2,138	1,267	2,527	3,820
Change in fair value of hedged other long-term debt (2)	(2,138)	(1,267)	(2,527)	(3,820)

(1) Effective portion of the hedging relationship is recognized in Interest expense - deposits in the Unaudited Condensed Consolidated Statements of Income. Any resulting ineffective portion of the hedging relationship is recognized in noninterest income in the Unaudited Condensed Consolidated Statements of Income.

(2) Effective portion of the hedging relationship is recognized in Interest expense - subordinated notes and other long-term debt in the Unaudited Condensed Consolidated Statements of Income. Any resulting ineffective portion of the hedging relationship is recognized in noninterest income in the Unaudited Condensed Consolidated Statements of Income.

For cash flow hedges, interest rate swap contracts were entered into that pay fixed-rate interest in exchange for the receipt of variable-rate interest without the exchange of the contract’s underlying notional amount, which effectively converts a portion of its floating-rate debt to a fixed-rate debt. This reduces the potentially adverse impact of increases in interest rates on future interest expense.  Other LIBOR-based commercial and industrial loans as well as investment securities were effectively converted to fixed-rate by entering into contracts that swap certain variable-rate interest payments for fixed-rate interest payments at designated times.

To the extent these derivatives are effective in offsetting the variability of the hedged cash flows, changes in the derivatives’ fair value will not be included in current earnings but are reported as a component of OCI in the Unaudited Condensed Consolidated Statements of Shareholders’ Equity. These changes in fair value will be included in earnings of future periods when earnings are also affected by the changes in the hedged cash flows. To the extent these derivatives are not effective, changes in their fair values are immediately included in noninterest income.

The following table presents the gains and (losses) recognized in OCI and the location in the Unaudited Condensed Consolidated Statements of Income of gains and (losses) reclassified from OCI into earnings for the three-month and nine-month periods ended September 30, 2011 and 2010 for derivatives designated as effective cash flow hedges:

Derivatives in cash flow hedging relationships	Amount of gain or (loss) recognized in OCI on derivatives (effective portion)		Location of gain or (loss) reclassified from accumulated OCI into earnings (effective portion)	Amount of (gain) or loss reclassified from accumulated OCI into earnings (effective portion)
	Nine Months Ended			Nine Months Ended
	September 30,			September 30,
(dollar amounts in thousands)	2011	2010		2011	2010
Interest rate contracts
Loans	$12,880	$81,517	Interest and fee income - loans and leases	$3,776	$(100,623)
Investment Securities	847	—	Interest and fee income - investment securities	—	—
FHLB Advances	—	—	Interest expense - subordinated notes and other long-term debt	—	2,580
Deposits	—	—	Interest expense - deposits	—	—
Subordinated notes	—	—	Interest expense - subordinated notes and other long-term debt	20	(1,264)
Other long term debt	—	—	Interest expense - subordinated notes and other long-term debt	—	—
Total	$13,727	$81,517		$3,796	$(99,307)

During the next twelve months, Huntington expects to reclassify to earnings $35.1 million of after-tax unrealized gains on cash flow hedging derivatives currently in OCI.

The following table details the gains and (losses) recognized in noninterest income on the ineffective portion on interest rate contracts for derivatives designated as cash flow hedges for the three-month and  nine-month periods ended September 30, 2011 and 2010.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollar amounts in thousands)	2011	2010	2011	2010

Derivatives in cash flow hedging relationships
Interest rate contracts
Loans	(261)	89	(147)	663
FHLB Advances	—	—	—	—

Derivatives used in trading activities

Various derivative financial instruments are offered to enable customers to meet their financing and investing objectives and for their risk management purposes. Derivative financial instruments used in trading activities consisted predominantly of interest rate swaps, but also included interest rate caps, floors, and futures, as well as foreign exchange options. Interest rate options grant the option holder the right to buy or sell an underlying financial instrument for a predetermined price before the contract expires. Interest rate futures are commitments to either purchase or sell a financial instrument at a future date for a specified price or yield and may be settled in cash or through delivery of the underlying financial instrument. Interest rate caps and floors are option-based contracts that entitle the buyer to receive cash payments based on the difference between a designated reference rate and a strike price, applied to a notional amount. Written options, primarily caps, expose Huntington to market risk but not credit risk. Purchased options contain both credit and market risk.  The interest rate risk of these customer derivatives is mitigated by entering into similar derivatives having offsetting terms with other counterparties. The credit risk to these customers is evaluated and included in the calculation of fair value.

The net fair values of these derivative financial instruments, for which the gross amounts are included in accrued income and other assets or accrued expenses and other liabilities at September 30, 2011, December 31, 2010, and September 30, 2010, were $54.3 million, $46.3 million, and $38.8 million, respectively. The total notional values of derivative financial instruments used by Huntington on behalf of customers, including offsetting derivatives, were $10.7 billion, $9.8 billion, and $9.4 billion at September 30, 2011, December 31, 2010, and September 30, 2010, respectively.  Huntington’s credit risks from interest rate swaps used for trading purposes were $330.9 million, $263.0 million, and $357.7 million at the same dates, respectively.

Derivatives used in mortgage banking activities

Huntington also uses certain derivative financial instruments to offset changes in value of its MSRs.  These derivatives consist primarily of forward interest rate agreements and forward mortgage securities.  The derivative instruments used are not designated as hedges.  Accordingly, such derivatives are recorded at fair value with changes in fair value reflected in mortgage banking income.  The following table summarizes the derivative assets and liabilities used in mortgage banking activities:

	September 30,	December 31,	September 30,
(dollar amounts in thousands)	2011	2010	2010

Derivative assets:
Interest rate lock agreements	$8,963	$2,817	$11,745
Forward trades and options	134	20,669	980
Total derivative assets	9,097	23,486	12,725

Derivative liabilities:
Interest rate lock agreements	(124)	(1,445)	(379)
Forward trades and options	(11,843)	(883)	(6,604)
Total derivative liabilities	(11,967)	(2,328)	(6,983)
Net derivative asset (liability)	$(2,870)	$21,158	$5,742

The total notional value of these derivative financial instruments at September 30, 2011, December 31, 2010, and September 30, 2010, was $1.4 billion, $2.6 billion, and $2.8 billion, respectively.  The total notional amount at September 30, 2011, corresponds to trading assets with a fair value of $13.2 million and trading liabilities with a fair value of $0.7 million. Total MSR hedging gains and (losses) for the three-month periods ended September 30, 2011 and 2010, were $30.3 million and $24.3 million, respectively, and $39.1 million and $82.5 million for the nine-month periods ended September 30, 2011 and September 30, 2010, respectively.  Included in total MSR hedging gains and losses for the three-month periods ended September 30, 2011 and 2010 were gains and (losses) related to derivative instruments of $30.2 million and $24.2 million, respectively, and $39.2 million and $81.9 million for the nine-month periods ended September 30, 2011, and September 30, 2010, respectively.  These amounts are included in mortgage banking income in the Unaudited Condensed Consolidated Statements of Income.

15.  VIEs

Consolidated VIEs

Consolidated VIEs at September 30, 2011, consisted of the Franklin 2009 Trust and certain loan securitization trusts.  Loan securitizations include automobile loan and lease securitization trusts formed in 2009, 2008, and 2006.  Huntington has determined the trusts are VIEs.  Huntington has concluded that it is the primary beneficiary of these trusts because it has the power to direct the activities of the entity that most significantly affect the entity's economic performance and it has either the obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE.

The carrying amount and classification of the trusts’ assets and liabilities that are included in the Unaudited Condensed Consolidated Balance Sheet are as follows:

	September 30, 2011
	Franklin
(dollar amounts in thousands)	2009 Trust	2009 Trust	2008 Trust	2006 Trust	Total
Assets:
Cash	$—	$20,095	$14,551	$56,132	$90,778
Loans and leases	—	344,535	164,095	810,666	1,319,296
Allowance for loan and lease losses	—	—	(1,444)	(7,134)	(8,578)
Net loans and leases	—	344,535	162,651	803,532	1,310,718
Accrued income and other assets	1,753	1,607	667	3,145	7,172
Total assets	$1,753	$366,237	$177,869	$862,809	$1,408,668

Liabilities:
Other long-term debt	$—	$173,000	$40,887	$450,365	$664,252
Accrued interest and other liabilities	988	388	65	102	1,543
Total liabilities	$988	$173,388	$40,952	$450,467	$665,795

Unconsolidated VIEs

At September 30, 2011, unconsolidated VIEs consisted of an automobile loan and lease securitization trust formed in 2011.  Huntington has concluded that it is not the primary beneficiary of this trust because it has neither the obligation to absorb losses of the entity that could potentially be significant to the VIE nor the right to receive benefits from the entity that could potentially be significant to the VIE.  Huntington is not required, and does not currently intend, to provide any additional financial support to this trust.  Investors and creditors only have recourse to the assets held by the trust.

The carrying amount and classification of the trust’s assets and liabilities that are not included in the Unaudited Condensed Consolidated Balance Sheet were as follows:

September 30, 2011
(dollar amounts in thousands)	2011 Trust
Assets:
Cash	$34,629
Loans and leases	994,052
Allowance for loan and lease losses	—
Net loans and leases	994,052
Accrued income and other assets	2,190
Total assets	$1,030,871

Liabilities:
Other long-term debt	$1,000,000
Accrued interest and other liabilities	792
Total liabilities	$1,000,792

TRUST-PREFERRED SECURITIES

Huntington has certain wholly-owned trusts whose assets, liabilities, equity, income, and expenses are not included within Huntington’s Unaudited Condensed Consolidated Financial Statements.  These trusts have been formed for the sole purpose of issuing trust-preferred securities, from which the proceeds are then invested in Huntington junior subordinated debentures, which are reflected in Huntington’s Unaudited Condensed Consolidated Balance Sheet as subordinated notes.  The trust securities are the obligations of the trusts, and as such, are not consolidated within Huntington’s Unaudited Condensed Consolidated Financial Statements.  A list of trust-preferred securities outstanding at September 30, 2011, follows:

			Principal amount of	Investment in
			subordinated note/	unconsolidated
(dollar amounts in thousands)	Rate		debenture issued to trust (1)	subsidiary (2)
Huntington Capital I	0.95%	(3)	$138,816	$6,186
Huntington Capital II	0.97	(4)	55,093	3,093
Huntington Capital III	6.69		114,094	10
BancFirst Ohio Trust Preferred	8.54		23,206	619
Sky Financial Capital Trust I	8.56		64,264	1,856
Sky Financial Capital Trust II	3.19	(5)	30,929	929
Sky Financial Capital Trust III	1.71	(6)	77,320	2,320
Sky Financial Capital Trust IV	1.64	(6)	77,320	2,320
Prospect Trust I	3.50	(7)	6,186	186
Total			$587,228	$17,519

(1)	Represents the principal amount of debentures issued to each trust, including unamortized original issue discount.

(2)	Huntington’s investment in the unconsolidated trusts represents the only risk of loss.

(3)	Variable effective rate at September 30, 2011, based on three month LIBOR + 0.70.

(4)	Variable effective rate at September 30, 2011, based on three month LIBOR + 0.625.

(5)	Variable effective rate at September 30, 2011, based on three month LIBOR + 2.95.

(6)	Variable effective rate at September 30, 2011, based on three month LIBOR + 1.40.

(7)	Variable effective rate at September 30, 2011, based on three month LIBOR + 3.25.

Each issue of the junior subordinated debentures has an interest rate equal to the corresponding trust securities distribution rate.  Huntington has the right to defer payment of interest on the debentures at any time, or from time-to-time for a period not exceeding five years, provided that no extension period may extend beyond the stated maturity of the related debentures.  During any such extension period, distributions to the trust securities will also be deferred and Huntington’s ability to pay dividends on its common stock will be restricted.  Periodic cash payments and payments upon liquidation or redemption with respect to trust securities are guaranteed by Huntington to the extent of funds held by the trusts.  The guarantee ranks subordinate and junior in right of payment to all indebtedness of the Company to the same extent as the junior subordinated debt.  The guarantee does not place a limitation on the amount of additional indebtedness that may be incurred by Huntington.

LOW INCOME HOUSING TAX CREDIT PARTNERSHIPS

Huntington makes certain equity investments in various limited partnerships that sponsor affordable housing projects utilizing the Low Income Housing Tax Credit (LIHTC) pursuant to Section 42 of the Internal Revenue Code.  The purpose of these investments is to achieve a satisfactory return on capital, to facilitate the sale of additional affordable housing product offerings, and to assist in achieving goals associated with the Community Reinvestment Act.  The primary activities of the limited partnerships include the identification, development, and operation of multi family housing that is leased to qualifying residential tenants.  Generally, these types of investments are funded through a combination of debt and equity.

Huntington does not have the power to direct the activities of these VIEs that most significantly affect their economic performance and is not the primary beneficiary. Huntington uses the equity method to account for the majority of its investments in these entities.  These investments are included in accrued income and other assets.  At September 30, 2011, December 31, 2010, and September 30, 2010, Huntington had commitments of $345.8 million, $316.0 million, and $269.4 million, respectively, of which $304.1 million, $260.1 million, and $238.9 million, respectively, were funded.  The unfunded portion is included in accrued expenses and other liabilities.

16.  COMMITMENTS AND CONTINGENT LIABILITIES

Commitments to extend credit

In the ordinary course of business, Huntington makes various commitments to extend credit that are not reflected in the Unaudited Condensed Consolidated Financial Statements. The contractual amounts of these financial agreements at September 30, 2011, December 31, 2010, and September 30, 2010, were as follows:

	September 30,	December 31,	September 30,
(dollar amounts in millions)	2011	2010	2010

Contract amount represents credit risk:
Commitments to extend credit
Commercial	$7,471	$5,933	$5,854
Consumer	5,828	5,406	5,264
Commercial real estate	535	546	644
Standby letters of credit	548	607	477

Commitments to extend credit generally have fixed expiration dates, are variable-rate, and contain clauses that permit Huntington to terminate or otherwise renegotiate the contracts in the event of a significant deterioration in the customer’s credit quality. These arrangements normally require the payment of a fee by the customer, the pricing of which is based on prevailing market conditions, credit quality, probability of funding, and other relevant factors. Since many of these commitments are expected to expire without being drawn upon, the contract amounts are not necessarily indicative of future cash requirements. The interest rate risk arising from these financial instruments is insignificant as a result of their predominantly short-term, variable-rate nature.

Standby letters-of-credit are conditional commitments issued to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most of these arrangements mature within two years. The carrying amount of deferred revenue associated with these guarantees was $1.5 million, $2.2 million, and $2.0 million at September 30, 2011, December 31, 2010, and September 30, 2010, respectively.

Through the Company’s credit process, Huntington monitors the credit risks of outstanding standby letters-of-credit. When it is probable that a standby letter-of-credit will be drawn and not repaid in full, losses are recognized in the provision for credit losses.  At September 30, 2011, Huntington had $548 million of standby letters-of-credit outstanding, of which 80% were collateralized.  Included in this $548 million total are letters-of-credit issued by the Bank that support securities that were issued by customers and remarketed by The Huntington Investment Company, the Company’s broker-dealer subsidiary.

Huntington uses an internal grading system to assess an estimate of loss on its loan and lease portfolio.  This same grading system is used to monitor credit risk associated with standby letters-of-credit.  Under this grading system as of September 30, 2011, approximately $84 million of the standby letters-of-credit were rated strong with sufficient asset quality, liquidity, and good debt capacity and coverage; approximately $396 million were rated average with acceptable asset quality, liquidity, and modest debt capacity; and approximately $68 million were rated substandard with negative financial trends, structural weaknesses, operating difficulties, and higher leverage.

Commercial letters-of-credit represent short-term, self-liquidating instruments that facilitate customer trade transactions and generally have maturities of no longer than 90 days. The goods or cargo being traded normally secures these instruments.

Commitments to sell loans

Huntington enters into forward contracts relating to its mortgage banking business to hedge the exposures from commitments to make new residential mortgage loans with existing customers and from mortgage loans classified as loans held for sale. At September 30, 2011, December 31, 2010, and September 30, 2010, Huntington had commitments to sell residential real estate loans of $673.5 million, $998.7 million, and $1,254.4 million, respectively. These contracts mature in less than one year.

Income Taxes

The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state, city and foreign jurisdictions.  Federal income tax audits have been completed through 2007.  In the 2011 third quarter, the IRS began its examination of our 2008 and 2009 consolidated federal income tax returns.  Various state and other jurisdictions remain open to examination for tax years 2005 and forward.

The IRS has proposed adjustments to the Company’s previously filed tax returns.  Management believes the tax positions taken by the Company related to such proposed adjustments were correct and supported by applicable statutes, regulations, and judicial authority, and intends to vigorously defend them.  It is possible the ultimate resolution of the proposed adjustments, if unfavorable, may be material to the results of operations in the period it occurs.  However, although no assurance can be given, Management believes the resolution of these examinations will not, individually or in the aggregate, have a material adverse impact on our consolidated financial position.

Huntington accounts for uncertainties in income taxes in accordance with ASC 740, Income Taxes.  At September 30, 2011, Huntington had gross unrecognized tax benefits of $11.9 million in income tax liability related to tax positions.  Total interest accrued on the unrecognized tax benefits amounted to $2.1 million as of September 30, 2011.  Due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from the current estimate of the tax liabilities. However, any ultimate settlement is not expected to be material to the Unaudited Condensed Consolidated Financial Statements as a whole. Huntington recognizes interest and penalties on income tax assessments or income tax refunds in the financial statements as a component of its provision for income taxes.  Huntington does not anticipate the total amount of unrecognized tax benefits to significantly change within the next 12 months.

Litigation

The nature of Huntington’s business ordinarily results in a certain amount of claims, litigation, investigations, and legal and administrative cases and proceedings, all of which are considered incidental to the normal conduct of business.  When the Company determines it has meritorious defenses to the claims asserted, it vigorously defends itself. The Company will consider settlement of cases when, in Management’s judgment, it is in the best interests of both the Company and its shareholders to do so.

On at least a quarterly basis, Huntington assesses its liabilities and contingencies in connection with outstanding legal proceedings utilizing the latest information available.  For matters where it is probable the Company will incur a loss and the amount can be reasonably estimated, Huntington establishes an accrual for the loss.  Once established, the accrual is adjusted as appropriate to reflect any relevant developments.  For matters where a loss is not probable or the amount of the loss cannot be estimated, no accrual is established.

In certain cases, exposure to loss exists in excess of the accrual to the extent such loss is reasonably possible, but not probable.  Management believes an estimate of the aggregate range of reasonably possible losses, in excess of amounts accrued, for current legal proceedings is from $0 to approximately $160.0 million at September 30, 2011. For certain other cases, Management cannot reasonably estimate the possible loss at this time. Any estimate involves significant judgment, given the varying stages of the proceedings (including the fact that many of them are currently in preliminary stages), the existence of multiple defendants in several of the current proceedings whose share of liability has yet to be determined, the numerous unresolved issues in many of the proceedings, and the inherent uncertainty of the various potential outcomes of such proceedings. Accordingly, Management’s estimate will change from time-to-time, and actual losses may be more or less than the current estimate.

While the final outcome of legal proceedings is inherently uncertain, based on information currently available, advice of counsel, and available insurance coverage, Management believes that the amount it has already accrued is adequate and any incremental liability arising from the Company’s legal proceedings will not have a material adverse effect on the Company's consolidated financial position as a whole.  However, in the event of unexpected future developments, it is possible that the ultimate resolution of these matters, if unfavorable, may be material to the Company’s consolidated financial position in a particular period.

The following supplements the discussion of certain matters previously reported in Item 3 (Legal Proceedings) of the 2010 Form 10-K for events occurring during the first nine-month period of 2011:

The Bank is a defendant in three lawsuits, which collectively may be material, arising from its commercial lending, depository, and equipment leasing relationships with Cyberco Holdings, Inc. (Cyberco), based in Grand Rapids, Michigan. In November 2004, the Federal Bureau of Investigation and the IRS raided the Cyberco facilities and Cyberco's operations ceased. An equipment leasing fraud was uncovered, whereby Cyberco sought financing from equipment lessors and financial institutions, including the Bank, allegedly to purchase computer equipment from Teleservices Group, Inc. (Teleservices). Cyberco created fraudulent documentation to close the financing transactions while, in fact, no computer equipment was ever purchased or leased from Teleservices which proved to be a shell corporation.

On June 22, 2007, a complaint in the United States District Court for the Western District of Michigan (District Court) was filed by El Camino Resources, Ltd, ePlus Group, Inc., and Bank Midwest, N.A., all of whom had lending relationships with Teleservices, against Cyberco and the Bank, alleging that Cyberco defrauded plaintiffs and converted plaintiffs' property through various means in connection with the equipment leasing scheme and alleges that the Bank aided and abetted Cyberco in committing the alleged fraud and conversion. The complaint further alleges that the Bank's actions entitle one of the plaintiffs to recover $1.9 million from the Bank as a form of unjust enrichment. In addition, plaintiffs claimed direct damages of approximately $32.0 million and additional consequential damages in excess of $20.0 million. On July 1, 2010, the District Court issued an Opinion and Order adopting in full a federal magistrate's recommendation for summary judgment in favor of the Bank on all claims except the unjust enrichment claim, and a partial summary judgment was entered on July 1, 2010. The Bank has requested an opportunity to file a motion for summary judgment on the remaining unjust enrichment claim against it.  A motion for reconsideration filed by the plaintiffs regarding the partial summary judgment was denied.  Subsequently, at a pre-motion conference, the District Court, in lieu of allowing the Bank to file a summary judgment motion, ordered the case to be tried on January 17, 2012, in a one day bench trial, and entered a scheduling order governing all pretrial conduct.

The Bank is also involved with the Chapter 7 bankruptcy proceedings of both Cyberco, filed on December 9, 2004, and Teleservices, filed on January 21, 2005. The Cyberco bankruptcy trustee commenced an adversary proceeding against the Bank on December 8, 2006, seeking over $70.0 million he alleges was transferred to the Bank. The Bank responded with a motion to dismiss and all but the preference claims were dismissed on January 29, 2008. The Cyberco bankruptcy trustee alleges preferential transfers in the amount of $9.7 million. On August 11, 2011, the District Court ordered the case to be tried in April 2012, and entered a pretrial order governing all pretrial conduct.  Subsequently, the Bank filed a motion for summary judgment based on the Cyberco trustee seeking recovery in connection with the same alleged transfers as the Teleservices trustee in the case described below.  This motion is currently pending.

The Teleservices bankruptcy trustee filed an adversary proceeding against the Bank on January 19, 2007, seeking to avoid and recover alleged transfers that occurred in two ways: (1) checks made payable to the Bank to be applied to Cyberco's indebtedness to the Bank, and (2) deposits into Cyberco's bank accounts with the Bank. A trial was held as to only the Bank’s defenses in the 2010 fourth quarter.  Subsequently, the trustee filed a summary judgment motion on her affirmative case, alleging the fraudulent transfers to the Bank totaled approximately $73.0 million and seeking judgment in that amount (which includes the $9.7 million alleged to be preferential transfers by the Cyberco bankruptcy trustee). On March 17, 2011, the Bankruptcy Court issued an Opinion determining the alleged transfers made to the Bank were not received in good faith from the time period of April 30, 2004, through November 2004, and that the Bank had failed to show a lack of knowledge of the avoidability of the alleged transfers from November 17, 2003, through April 30, 2004.  The trustee then filed an amended motion for summary judgment on her affirmative case and a hearing was held on July 1, 2011.  The motion in currently pending.   In accordance with the District Court’s scheduling order, the Bank filed a motion for summary judgment on September 16, 2011, and a motion to add El Camino and the Cyberco trustee as necessary parties.  These motions remain pending.  If summary judgment does not enter for either party, the case is scheduled for trial in January 2012.

In the pending bankruptcy cases of Cyberco and Teleservices, the Bank moved to substantively consolidate the two bankruptcy estates, principally on the ground that Teleservices was the alter ego and a mere instrumentality of Cyberco at all times. On July 2, 2010, the Bankruptcy Court issued an Opinion denying the Bank's motions for substantive consolidation of the two bankruptcy estates. The Bank has appealed this ruling and the appeal is pending.

17.  PARENT COMPANY FINANCIAL STATEMENTS

The parent company condensed financial statements, which include transactions with subsidiaries, are as follows.

Balance Sheets	September 30,	December 31,	September 30,
(dollar amounts in thousands)	2011	2010	2010
Assets
Cash and cash equivalents (1)	$697,247	$615,167	$858,965
Due from The Huntington National Bank	953,074	954,565	953,074
Due from non-bank subsidiaries	197,809	225,560	246,458
Investment in The Huntington National Bank	4,031,232	3,515,597	3,524,432
Investment in non-bank subsidiaries	795,518	790,248	813,788
Accrued interest receivable and other assets	126,527	110,181	167,712
Total assets	$6,801,407	$6,211,318	$6,564,429

Liabilities and Shareholders' Equity
Short-term borrowings	$—	$100	$687
Long-term borrowings	932,434	937,434	637,434
Dividends payable, accrued expenses, and other liabilities	468,494	293,242	358,905
Total liabilities	1,400,928	1,230,776	997,026
Shareholders' equity (2)	5,400,479	4,980,542	5,567,403
Total liabilities and shareholders' equity	$6,801,407	$6,211,318	$6,564,429

(1) Includes restricted cash of $125,000.

(2) See Huntington’s Unaudited Condensed Consolidated Statements of Changes in Shareholders’ Equity.

	Three Months Ended		Nine Months Ended
Statements of Income	September 30,		September 30,
(dollar amounts in thousands)	2011	2010	2011	2010
Income
Dividends from
The Huntington National Bank	$—	$—	$—	$—
Non-bank subsidiaries	—	15,000	31,000	33,000
Interest from
The Huntington National Bank	20,248	20,611	60,644	62,351
Non-bank subsidiaries	2,007	2,873	6,962	9,322
Other	489	461	1,529	2,537
Total income	22,744	38,945	100,135	107,210

Expense
Personnel costs	10,251	9,751	24,581	22,769
Interest on borrowings	8,834	6,028	26,256	17,303
Other	14,692	11,416	34,722	37,321
Total expense	33,777	27,195	85,559	77,393

Income (loss) before income taxes and equity in undistributed net income of subsidiaries	(11,033)	11,750	14,576	29,817
Provision (benefit) for income taxes	(8,783)	(656)	(9,798)	15,088
Income (loss) before equity in undistributed net income of subsidiaries	(2,250)	12,406	24,374	14,729
Increase (decrease) in undistributed net income of:
The Huntington National Bank	143,140	95,156	402,040	196,214
Non-bank subsidiaries	2,501	(6,616)	(10,659)	(21,496)
Net income	$143,391	$100,946	$415,755	$189,447

	Nine Months Ended
Statements of Cash Flows	September 30,
(dollar amounts in thousands)	2011	2010

Operating activities
Net income	$415,755	$189,447
Adjustments to reconcile net income to net cash provided by operating activities
Equity in undistributed net income of subsidiaries	(434,018)	(192,718)
Depreciation and amortization	549	765
Other, net	134,089	(76,881)
Net cash provided by (used for) operating activities	116,375	(79,387)

Investing activities
Repayments from subsidiaries	(28,415)	(384,162)
Advances to subsidiaries	99,023	43,572
Net cash provided by (used for) investing activities	70,608	(340,590)

Financing activities
Payment of borrowings	(5,100)	(604)
Dividends paid on preferred stock	(23,110)	(75,537)
Dividends paid on common stock	(27,042)	(21,437)
Redemption of Warrant to the Treasury	(49,100)	—
Other, net	(551)	(19)
Net cash provided by (used for) financing activities	(104,903)	(97,597)
Change in cash and cash equivalents	82,080	(517,574)
Cash and cash equivalents at beginning of period	615,167	1,376,539
Cash and cash equivalents at end of period	$697,247	$858,965

Supplemental disclosure:
Interest paid	$26,256	$17,303

18.  SEGMENT REPORTING

During the 2010 fourth quarter, Huntington reorganized our business segments to better align certain business unit reporting with segment executives to accelerate cross-sell results and provide greater focus on the execution of strategic plans.  We have four major business segments: Retail and Business Banking, Regional and Commercial Banking, Automobile Finance and Commercial Real Estate, and Wealth Advisors, Government Finance, and Home Lending.  A Treasury / Other function includes our insurance business and other unallocated assets, liabilities, revenue, and expense.  All periods have been reclassified to conform to the current period classification.

Segment results are determined based upon the Company’s management reporting system, which assigns balance sheet and income statement items to each of the business segments.  The process is designed around the Company’s organizational and management structure and, accordingly, the results derived are not necessarily comparable with similar information published by other financial institutions. A description of each segment and table of financial results is presented below.

Retail and Business Banking: The Retail and Business Banking segment provides a wide array of financial products and services including but not limited to loans, deposits, investment, and treasury management services to our consumer and small business customers. Huntington serves customers primarily through our traditional banking network of over 600 branches as well as our convenience branches located in grocery stores and retirement centers in Ohio, Michigan, Pennsylvania, Indiana, West Virginia, and Kentucky.  In addition to our extensive branch network, customers can access Huntington through online banking, mobile banking, 24-hour telephone banking, and over 1,300 ATMs.

Huntington has established a “Fair Play” banking philosophy and is building a reputation for meeting the banking needs of consumers in a manner which makes them feel supported and appreciated. In 2010, Huntington brought innovation to the checking account by providing consumers with a 24-hour grace period to correct a shortfall in an account and avoid the associated overdraft fees. Huntington believes customers are recognizing this and other efforts as key differentiators and it is earning us more customers and deeper relationships.

Business Banking is a dynamic and growing part of Huntington’s business and we are committed to being the bank of choice for small businesses in our markets. Business Banking is defined as companies with revenues less than $15 million and consists of approximately 130,000 businesses.  Huntington continues to develop products and services that are designed specifically to meet the needs of small business.  Huntington continues to look for ways to help companies find solutions to their capital needs, from our program helping businesses that had struggled in the economic downturn but are now showing several quarters of profitability, to our participation in the Small Business Administration programs. As of September 30, 2011, the SBA reported that Huntington ranked first in our footprint and third in the nation in the number of SBA loans originated during the SBA fiscal year.

Regional and Commercial Banking: This segment provides a variety of banking products and services to customers within our primary banking markets that generally have larger credit exposures and sales revenues compared with our Retail and Business Banking customers.  Huntington products in this segment include commercial loans, international trade, treasury management, leasing, capital market services including interest rate risk protection products, and mezzanine investment capabilities.  Regional and Commercial Banking also focuses on financial solutions for corporate and institutional customers including investment banking, sales and trading of securities, and retirement plan services.  The Regional and Commercial Banking team has significantly expanded its equipment leasing capabilities, as well as focused on serving the commercial banking needs of key verticals including not-for-profit organizations, healthcare entities, and large corporations.  Commercial bankers personally deliver these products and services directly and with cross-segment product partners. Huntington consistently strives to develop extensive relationships with clients creating defined relationship plans which identify needs and offer solutions.

The primary focus for Regional and Commercial Banking is our ability to gain a deeper relationship with our existing customers and to increase our market share through our unique customer solution strategy.  This includes a comprehensive cross-sell approach to capture the untapped opportunities within our customer and prospect community.  This strategy embodies a shift from credit-only focus, to a total customer solution approach with an increasing share-of-wallet.

The Regional and Commercial Banking business model includes eleven regional markets driven by local execution.  These markets are supported by expertise in large corporate and middle market segments, by capabilities in treasury management and equipment finance, and by vertical strategies within the healthcare and not-for-profit industries.

The commercial portfolio includes a distribution across industries and segments which resembles the market demographics of our footprint.  A strategic focus of Regional and Commercial Banking is to target underpenetrated markets within our footprint and capitalize on opportunities in industries such as not-for-profit and healthcare.

In addition, Regional and Commercial Banking expanded the leadership, investment, and capabilities for treasury management and equipment finance.  With our investments in treasury management, Huntington differentiated itself through our implementation experience and the speed at which products and services are delivered to our customers. In equipment finance, Huntington distinguished itself through aggressive business development and local service delivery and by strategically aligning with our bank partners to drive market share.  The increase in originations during the current period reflected the strategic decision to enter three new markets: business aircraft finance, rail industry finance, and lender finance.

Automobile Finance and Commercial Real Estate: This segment provides lending and other banking products and services to customers outside of our normal retail and commercial banking segments.  Our products and services are delivered through highly specialized relationship-focused bankers and our cross segment product partners.  Huntington creates well-defined relationship plans which identify needs where solutions are developed and customer commitments are obtained.

The Automotive Finance team services automobile dealerships, its owners, and consumers buying automobiles through these dealerships. Huntington has provided new and used automobile financing and dealer services throughout the Midwest since the early 1950s. This consistency in the market and our focus on working with strong dealerships, has allowed us to actively deepen relationships while building a strong reputation.

The Commercial Real Estate team serves professional real estate developers, and REITs.  Huntington has a clear focus on experienced, well-managed, well-capitalized top tier real estate developers who are capable of operating in all economic phases of the real estate industry. Most of our customers are located within our footprint.

Wealth Advisors, Government Finance, and Home Lending: This segment consists of our wealth management, government banking, and home lending businesses. In wealth management, Huntington provides financial services to high net worth clients in our primary banking markets and Florida. Huntington Wealth Advisors delivers a comprehensive solution through a unified sales team providing private banking, investment, insurance, and trust services. Aligned with the eleven regional commercial banking markets, this coordinated service model delivers products and services directly and through the other segment product partners.  A fundamental point of differentiation is our commitment to be in the market, working closely with clients and their other advisors to identify needs, offer solutions and provide ongoing advice in an optimal client experience.

The Government Finance Group provides financial products and services to government and other public sector entities in our primary banking markets. A locally based team of relationship managers works with clients to meet their public finance, brokerage, trust, lending, and treasury management needs.

Home Lending originates and services consumer loans and mortgages for customers who are generally located in our primary banking markets. Consumer and mortgage lending products are primarily distributed through the Retail and Business Banking segment, as well as through commissioned loan originators. Closely aligned, our Community Development group serves an important role as it focuses on delivering on our commitment to the communities Huntington serves.

The segment also includes the related businesses of investment management, investment servicing, custody, corporate trust and retirement plan services. Huntington Asset Advisors provides investment management services through a variety of internal and external channels, including advising the Huntington Funds, our proprietary family of funds.  Huntington Asset Services offers administrative and operational support to fund complexes, including fund accounting, transfer agency, administration, and distribution services.  Our retirement plan services business offers fully bundled and third party distribution of a variety of qualified and non-qualified plan solutions, and the national settlements business focuses on providing banking solutions to the litigation settlement market.

Listed below is certain operating basis financial information reconciled to Huntington’s September 30, 2011, December 31, 2010, and September 30, 2010, reported results by business segment:

	Three Months Ended September 30,
	Retail &	Regional &
Income Statements	Business	Commercial			Treasury/	Huntington
(dollar amounts in thousands )	Banking	Banking	AFCRE	WGH	Other	Consolidated

2011
Net interest income	$229,613	61,320	94,380	49,381	(28,216)	$406,478
Provision for credit losses	36,467	16,530	(19,979)	10,568	—	43,586
Noninterest income	110,756	34,030	28,362	54,565	30,846	258,559
Noninterest expense	246,441	50,329	40,347	92,416	9,585	439,118
Income taxes	20,111	9,972	35,831	337	(27,309)	38,942
Operating/reported net income	$37,350	$18,519	$66,543	$625	$20,354	$143,391

2010
Net interest income	$220,192	$53,970	86,105	43,626	6,069	$409,962
Provision for credit losses	59,316	3,731	37,132	18,983	(2)	119,160
Noninterest income	101,900	27,000	21,368	89,303	27,572	267,143
Noninterest expense	232,028	40,711	40,318	88,623	25,629	427,309
Income taxes	10,762	12,785	10,508	8,863	(13,228)	29,690
Operating/reported net income	$19,986	$23,743	$19,515	$16,460	$21,242	$100,946
	Nine Months Ended September 30,
	Retail &	Regional &
Income Statements	Business	Commercial			Treasury/	Huntington
(dollar amounts in thousands )	Banking	Banking	AFCRE	WGH	Other	Consolidated

2011
Net interest income	$702,666	178,787	271,510	145,614	(84,432)	$1,214,145
Provision for credit losses	94,825	23,957	(30,050)	40,036	—	128,768
Noninterest income	311,598	94,657	57,886	187,443	99,687	751,271
Noninterest expense	705,216	142,189	125,649	265,151	60,021	1,298,226
Income taxes	74,978	37,554	81,829	9,755	(81,449)	122,667
Operating/reported net income	$139,245	$69,744	$151,968	$18,115	$36,683	$415,755

2010
Net interest income	$637,863	155,686	247,319	$120,511	$42,132	$1,203,511
Provision for credit losses	150,320	57,607	202,440	45,700	91,507	547,574
Noninterest income	300,444	80,667	58,625	246,704	91,198	777,638
Noninterest expense	670,458	115,457	114,366	261,876	77,056	1,239,213
Income taxes	41,136	22,151	(3,802)	20,875	(75,445)	4,915
Operating/reported net income	$76,393	$41,138	$(7,060)	$38,764	$40,212	$189,447

	Assets at			Deposits at
(dollar amounts in	September 30,	December 31,	September 30,	September 30,	December 31,	September 30,
millions)	2011	2010	2010	2011	2010	2010

Retail & Business Banking	$13,650	$13,088	$13,147	$28,095	$29,298	$28,735
Regional & Commercial Banking	9,757	8,720	8,286	4,173	3,538	3,217
AFCRE	12,351	13,233	13,078	817	753	776
WGH	7,132	6,971	6,756	9,013	7,449	7,247
Treasury / Other	12,089	11,808	11,980	1,122	816	1,097
Total	$54,979	$53,820	$53,247	$43,220	$41,854	$41,072